     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1997.

                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                   UNDER THE
                           THE SECURITIES ACT OF 1933
                               ------------------
                         CARDIOVASCULAR DYNAMICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          3841                         68-0328265
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                         13700 ALTON PARKWAY, SUITE 160
                            IRVINE, CALIFORNIA 92618
                                 (714) 457-9546
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               MICHAEL R. HENSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CARDIOVASCULAR DYNAMICS, INC.
                         13700 ALTON PARKWAY, SUITE 160
                            IRVINE, CALIFORNIA 92618
                                 (714) 457-9546
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                               ------------------

                                   COPIES TO:

                            EDWARD M. LEONARD, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (415) 424-0160
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     At effective time of the merger of a wholly-owned subsidiary of EndoSonics Corporation with and into Cardiometrics, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to closing of such merger.
                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                       PROPOSED         PROPOSED
                                                        MAXIMUM          MAXIMUM
       TITLE OF EACH CLASS                             OFFERING         AGGREGATE        AMOUNT OF
         OF SECURITIES TO             AMOUNT TO        PRICE PER        OFFERING       REGISTRATION
          BE REGISTERED             BE REGISTERED      SHARE(1)           PRICE             FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value..... 1,488,528 shares       $8.25        $12,280,356        $3,722
======================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on June 11, 1997 in accordance with the provisions of Rule 457(c) under the Securities Act of 1933, as amended.
================================================================================

                                1,488,528 SHARES
                         CARDIOVASCULAR DYNAMICS, INC.
                                  COMMON STOCK
                            ------------------------
     This Prospectus relates to the public offering, which is not being underwritten, of 1,488,528 shares of Common Stock, $.001 par value per share (the "Shares"), of CardioVascular Dynamics, Inc. ("CVD," the "Company" or the "Registrant"). All of the Shares were originally issued by the Company to Endosonics Corporation ("EndoSonics") in connection with the acquisition by EndoSonics of all of the outstanding capital stock of the Company pursuant to an Agreement and Plan of Reorganization between EndoSonics and the Company dated June 9, 1993, and in connection with the acquisition by EndoSonics of 400,000 shares of the Company's Series B Preferred Stock on March 29, 1996, which converted into 800,000 shares of Common Stock upon the consummation of the Company's initial public offering. The Shares are being registered by the Company pursuant to a registration rights agreement by and between the Company and EndoSonics entered into in connection with the acquisition of Cardiometrics, Inc. ("Cardiometrics") by EndoSonics pursuant to an Agreement and Plan of Reorganization, dated as of January 26, 1997, as subsequently amended, among EndoSonics, River Acquisition Corporation, a wholly-owned subsidiary of EndoSonics, and Cardiometrics. All 1,488,528 of the Shares may be distributed by Endosonics directly to the former stockholders, warrantholders and optionholders of Cardiometrics in connection with the acquisition. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. See "Prospectus Summary -- The Merger."

     After the distribution hereunder, EndoSonics is expected to own approximately 28% of the Company's outstanding Common Stock.

     The Company will not receive any of the proceeds from the transfer or sale of the Shares. The Company shall not bear any expenses in connection with the registration of the Shares being distributed by EndoSonics; such expenses shall be paid by EndoSonics.

     As of the date of this Prospectus, stockholders holding approximately 4,686,000 shares have certain registration rights with respect to such shares.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CCVD." On June 11, 1997 the average of the high and low price for the Common Stock was $8.25.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" ON PAGES 7-14.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 13, 1997

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, EndoSonics or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

     Bullett is a registered trademark of CardioVascular Dynamics, Inc. Trademark applications are pending for the CVD logo, FACT, CAT, ARC, Focus, LYNX and Periflow. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those described in the forward-looking statements. Investors should carefully consider the information under the heading "Risk Factors" in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

                                  THE COMPANY

     CardioVascular Dynamics, Inc. ("CVD" or the "Company") designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's catheters are used in conjunction with angioplasty and other interventional procedures such as vascular stenting and drug delivery. The Company's proprietary Focus and Multiple Microporous Membrane ("M(3)") technologies enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately and effectively to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a multiple-purpose catheter enables physicians to effectively perform challenging interventional procedures, resulting in improved treatment outcomes and lower costs. The Company has eleven issued U.S. patents covering certain aspects of its catheter technologies.

     Cardiovascular disease, the leading cause of death in the United States, is caused principally by atherosclerosis. Atherosclerosis is a progressive and degenerative vascular disease in which cholesterol and other fatty materials are deposited on the walls of blood vessels, forming a build-up known as plaque. Treatments for atherosclerosis include drug therapy and open-heart bypass surgery. In addition, cardiologists are increasingly utilizing minimally invasive catheter-based treatments such as balloon angioplasty, atherectomy and laser angioplasty to treat atherosclerosis.

     Although catheter-based interventional therapies are generally successful in initially increasing blood flow, studies indicate that after a traditional coronary balloon angioplasty up to 50% of treated patients experience restenosis (generally defined as a 50% or greater reduction in the lumen, or interior, diameter of the treated vessel at the lesion site). In addition, studies show that 5% to 8% of elective coronary balloon angioplasty patients may experience acute reclosure of the treated vessel. Acute reclosure is an increase in the severity of the vessel closure accompanied by a reduction in blood flow within the vessel as a consequence of the intervention which occurs within 24 hours of the procedure. A study has also indicated that angioplasty of chronic total occlusions represents 10% to 20% of all coronary angioplasty procedures. A chronic total occlusion is a complete blockage of the vessel preventing blood flow beyond the lesion site. The Company believes that these challenges are inadequately addressed with existing, single function, uniform diameter angioplasty balloons. However, while the Company believes that its products address certain disadvantages of existing catheter technology, limitations remain in the use of balloon angioplasty to treat atherosclerosis. The Company's products may not be suitable for the treatment of all forms of atherosclerosis. For example, in many cases the existence of a total occlusion limits treatment options to bypass surgery.

     CVD has utilized its core proprietary technologies to develop catheters that provide clinical and cost benefits in the treatment of vascular diseases. The Company's catheters are designed to address three principal challenges facing cardiologists: restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company's patented Focus technology combines compliant and non-compliant balloon materials on a single catheter, creating an angioplasty balloon that has an adjustable, larger center diameter with fixed, smaller diameters at each end. These characteristics allow a single balloon to expand to multiple diameters, enabling the physician to perform interventional procedures in vessels of varying diameters and anatomical locations. The Company's proprietary M(3) technology combines multiple membranes of polymeric balloon material to form a single balloon that enables the accurate delivery of drugs or contrast agents to the lesion or thrombus site. The M(3) technology can also be utilized to provide perfusion of blood during an interventional procedure. The Company believes that the Focus and M(3) technologies may enable physicians to cost-effectively treat vascular diseases by reducing the cost of those procedures which require more than one catheter.

                                   THE MERGER

     On January 26, 1997, EndoSonics and Cardiometrics entered into an agreement which would result in the acquisition of Cardiometrics by EndoSonics through the merger (the "Merger") of River Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of EndoSonics, with and into Cardiometrics.

     The Merger is subject to the terms and conditions of an Agreement and Plan of Reorganization, dated as of January 26, 1997, as subsequently amended (the "Reorganization Agreement"), among Endosonics, Merger Sub and Cardiometrics. In the Merger, Merger Sub will be merged with and into Cardiometrics; Cardiometrics will be the surviving corporation and will become a wholly-owned subsidiary of EndoSonics. Pursuant to the Merger, each outstanding share of the Common Stock of Cardiometrics ("Cardiometrics Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive the following (the "Merger Consideration"): (i) .35 shares of EndoSonics Common Stock; (ii) $3.00 in cash; and (iii) at least .1364 but no more than .19 shares of CVD Common Stock (adjusted as set forth in the following sentence, the "CVD Exchange Ratio"). If, based on the average closing prices of EndoSonics Common Stock and CVD Common Stock for the ten trading days immediately preceding (and including) the third trading day prior to the special meeting of Cardiometrics' stockholders to approve the Merger and using a CVD Exchange Ratio of .1364, the Merger Consideration would be less than $8.00, the CVD Exchange Ratio will be increased from .1364 such that the Merger Consideration shall equal $8.00, but in no event shall the CVD Exchange Ratio exceed .19. Each outstanding option to purchase shares of Cardiometrics Common Stock (a "Cardiometrics Option") will, pursuant to its terms, accelerate immediately prior to the consummation of the Merger and become fully exercisable for all the shares of Cardiometrics Common Stock at the time subject to that option. Upon the consummation of the Merger, each Cardiometrics Option and each outstanding warrant to purchase shares of Cardiometrics Common Stock (a "Cardiometrics Warrant") will be assumed in part by EndoSonics and converted into an option or warrant, as applicable, to purchase 0.35 shares of EndoSonics Common Stock for each share of Cardiometrics Common Stock subject to that option or warrant, as applicable, immediately prior to the Merger, and the exercise price per share payable under the assumed option or warrant, as applicable, will be appropriately adjusted to reflect such conversion ratio. The balance of each Cardiometrics Option and Cardiometrics Warrant will be converted into the right to receive a payment from EndoSonics, to be made in cash and shares of CVD Common Stock, equal in value to (i) the portion of the Merger Consideration paid in cash and shares of CVD Common Stock per outstanding share of Cardiometrics Common Stock multiplied by the number of shares of Cardiometrics Common Stock subject to the option or warrant, as applicable, immediately prior to the Merger, less (ii) the difference between the aggregate exercise price in effect for that option or warrant, as applicable, immediately prior to the Merger and the aggregate exercise price in effect for that option or warrant, as applicable, immediately after the partial assumption by EndoSonics. Cardiometrics stockholders will receive cash in lieu of fractional shares of EndoSonics Common Stock and CVD Common Stock.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is subject to numerous risks. The Company has a history of operating losses, expects to continue to incur operating losses and may require additional funding. The Company is dependent upon the development, manufacture and introduction of new products in an industry characterized by rapid technological change, and its products are subject to the risk of obsolescence. CVD has limited sales to date and there can be no assurance that the Company's products will achieve market acceptance. In addition, CVD has experienced and expects to continue to experience significant fluctuations in quarterly operating results. CVD's stock price has been volatile and the distribution of CVD Common Stock by EndoSonics in connection with the Merger could adversely affect the market price of the CVD Common Stock. There can be no assurance that the Company's intellectual property will provide competitive advantages or that the Company's products do not infringe the intellectual property rights of others. The Company's products compete with or will compete with products marketed by a number of other manufacturers, many of whom have established market positions and significantly greater resources than the Company. The Company has very limited experience manufacturing its products and may experience difficulties in manufacturing scale-up. CVD has experienced a period of significant expansion of its operations, and there can be no assurance that it will be able to manage current and future growth. Products offered by the

Company are subject to approval by regulatory authorities and failure to obtain or maintain such approvals may delay or prevent the introduction or marketing of the Company's products. The Company also has limited marketing and sales resources and depends upon the marketing capabilities of certain strategic partners for the distribution of its products. Other factors to be considered include: dependence upon international sales; limitations on third-party reimbursement; control by existing stockholder and limitations on pooling-of-interests accounting in merger transactions; dependence upon key personnel; potential product liability and limited insurance; shares eligible for future sale and potential adverse effect on market price; effect of certain charter provisions and anti-takeover effects of Certificate of Incorporation, Bylaws and Delaware Law; and absence of dividends. Cardiometrics stockholders should carefully consider the information set forth under the heading "Risk Factors" in addition to the other information contained in this Prospectus before acquiring the Common Stock offered hereby.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               PERIOD FROM                                                   THREE MONTHS
                              MARCH 16, 1992              YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                          (DATE OF INCEPTION) TO   -------------------------------------   ----------------
                           DECEMBER 31, 1992(1)    1993(1)    1994      1995      1996      1996     1997
                          ----------------------   -------   -------   -------   -------   ------   -------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue............         $   --           $   126   $ 2,389   $ 4,103   $ 8,734   $2,033   $ 3,019
Charge for acquired in-
  process research and
  development(2).........             --             2,001        --       488     2,133       --        --
Loss from operations.....           (323)           (2,878)   (1,022)   (2,976)   (5,998)    (404)   (1,183)
Net loss.................         $ (313)          $(2,849)  $  (971)  $(2,874)  $(4,624)  $ (377)  $  (598)
Net loss per share (pro
  forma through June
  1996)(3)...............                                    $ (0.25)  $ (0.65)  $ (0.65)  $(0.08)  $ (0.07)
Shares used in computing
  net loss per share (pro
  forma through June
  1996)(3)...............                                      3,876     4,441     7,141    4,485     9,081

                                                                         DECEMBER 31,   MARCH 31,
                                                                             1996         1997
                                                                         ------------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................................    $ 17,192     $  16,971
Marketable securities available-for-sale...............................      25,733        23,808
Working capital........................................................      46,142        45,555
Total assets...........................................................      50,084        49,791
Accumulated deficit....................................................     (11,049)      (11,647)
Total stockholders' equity.............................................      47,623        47,280

---------------

(1) The period from March 16, 1992 (inception) to December 31, 1992 and the period from January 1, 1993 to June 9, 1993 reflect the operations of the predecessor to the Company. See Note 1 to Consolidated Financial Statements.

(2) The charge for acquired in-process research and development reflects a change in the basis of the Company's assets and liabilities as a result of the acquisition by EndoSonics which has been allocated to the Company for the years ended December 31, 1993 and 1995 and the excess of the purchase price for Intraluminal Devices, Inc. and the associated acquisition expenses over the fair market value of the assets acquired for the year ended December 31, 1996. See Note 1 and 2 of Notes to Consolidated Financial Statements.

(3) See Note 1 of Notes to Consolidated Financial Statements for information regarding the calculation of net loss per share.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those described in the forward-looking statements. Investors should carefully consider the following risk factors in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

     History of Operating Losses; Anticipated Future Losses; Future Capital Requirements. The Company was founded in 1992 and has experienced annual operating losses since its inception. Its net loss was $1.0 million, $2.9 million and $4.6 million in 1994, 1995 and 1996, respectively. The Company's accumulated deficit at March 31, 1997 was approximately $11.6 million. The Company expects to continue to incur operating losses through at least 1997 and there can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. The Company expects to incur substantially increased costs related to, among other things, clinical testing, product development, manufacturing scale-up and sales and marketing activities. The Company anticipates that its existing capital resources will be sufficient to fund its operations through 1997. The Company's future capital requirements will depend on many factors, including its research and development programs, the scope and results of clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property, the status of competitive products, the establishment and scale-up of manufacturing capacity, the establishment of sales and marketing capabilities, the establishment of collaborative relationships with other parties and costs related to the acquisition of new technologies and product development. The Company may require additional funds to finance these activities and for working capital requirements. The Company may seek such funds through financings, including private or public equity or debt offerings and collaborative arrangements with corporate partners. There can be no assurance that funds will be raised on favorable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would not otherwise relinquish. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence Upon New Products; Rapid Technological Change; Risk of Obsolescence. The medical device industry generally, and the interventional catheter market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. As a result, the useful lives of both the technology and products for the treatment of cardiovascular and peripheral vascular diseases are limited, in some instances to as little as twelve months. The Company's future success will depend upon its ability to develop, manufacture and introduce new products that address the needs of its customers. There can be no assurance that the Company will be successful in developing and marketing new products that achieve market acceptance or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. In addition, there can be no assurance that the Company's existing products will not be rendered obsolete as a result of technological developments or that the products that the Company has under development will not be rendered obsolete prior to the introduction of such products. See "Business -- Products."

     Limited Sales to Date; Uncertainty of Market Acceptance. The Company's catheters are used in conjunction with angioplasty and other intravascular procedures such as vascular stenting and drug delivery. Although the Company has received regulatory clearance for a total of fifty-two products, only twenty-nine of such products have been marketed. Of those products which have been marketed, many have been marketed only in limited quantities or in certain markets, or are allowed to be marketed only in certain countries. In addition, while interventional catheters are widely used technologies, the Company's catheter designs are relatively new. The commercial success of the Company's products will depend upon their acceptance by the medical community as useful, cost-effective components of interventional cardiovascular and peripheral vascular procedures, including the acceptance by the medical community of stents and the availability and acceptance of therapeutic drugs for use in interventional procedures. The Company currently relies upon relationships with certain prominent doctors and researchers in the medical community to promote the uses and acceptance of its approved products. There can be no assurance that the Company will be able to maintain such relationships or establish additional relationships in the future. The erosion or loss of any such relationship could detrimentally affect the market acceptance of the Company's products. Failure of the Company's products to achieve such market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

     Fluctuations in Quarterly Operating Results. CVD's results of operations have varied significantly from quarter to quarter. The Company has experienced an operating loss for each of the last five years. Quarterly operating results will depend upon several factors, including the timing and amount of expenses associated with expanding the Company's operations, the conduct of clinical trials and the timing of regulatory approvals, new product introductions both in the United States and internationally, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and export sales, variations in foreign exchange rates, changes in third-party payors' reimbursement policies and healthcare reform. The Company does not operate with a significant backlog of customer orders, and therefore revenues in any quarter are significantly dependent on orders received within that quarter. In addition, the Company cannot predict ordering rates by distributors, some of whom place infrequent stocking orders. The Company's expenses are relatively fixed and difficult to adjust in response to fluctuating revenues. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Volatility of Stock Price; Effect of Distribution by EndoSonics. The distribution of the Company's Common Stock hereunder by EndoSonics could adversely affect the market price of the Common Stock. Since the Company's initial public offering in June 1996, the price of the Company's Common Stock has fluctuated significantly. The Company believes that factors such as the distribution by Endosonics of a large number of shares of Common Stock, variations in quarterly results of operations, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory action, any future litigation involving the Company, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

     Reliance on Patents and Proprietary Technology; Risk of Patent Infringement. While the Company owns certain issued and allowed U.S. patents and has additional U.S. and foreign patent applications pending, there can be no assurance that the Company's patent applications will issue as patents or that any issued patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by its competitors. The interventional cardiovascular and peripheral vascular markets in general and the market for balloon angioplasty catheters (including the type of catheters offered by CVD) in particular has been characterized by substantial litigation regarding patent and other intellectual property rights. There can be no assurance that the Company's products do not infringe such patents or rights. During 1996, the Company received a notice of potential trademark infringement regarding the Company's use of the term "focal" in connection with the Company's balloon angioplasty technology and entered into an agreement which prohibits the Company from using this term. The Company has since ceased any use thereof. In the event that any parties assert claims against the Company for patent infringement and such patents are upheld as valid and enforceable, the Company could be prevented from utilizing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of any such patents or redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be so on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. In addition, foreign intellectual property laws may not provide protection commensurate with that provided by U.S. intellectual property laws, and there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The Company also relies on trade secrets and proprietary technology and enters into confidentiality and non-disclosure agreements with its employees, consultants and advisors. There can be no assurance that the confidentiality of such trade secrets or proprietary information will be maintained by employees, consultants, advisors or others, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Litigation may be necessary to defend against claims of infringement or invalidity, to enforce patents issued to the Company or to protect trade secrets, and there can be no assurance that any such litigation would be successful. Any litigation could result in substantial costs to, and diversion of resources by, the Company and its officers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Information."

     Significant Competition. Competition in the market for devices used in the treatment of cardiovascular and peripheral vascular disease is intense, and is expected to increase. The interventional cardiology market is characterized by rapid technological innovation and change, and the Company's products could be rendered obsolete as a result of future innovations. The Company's catheters and other products under development compete or will compete with products marketed by a number of manufacturers, including Advanced Cardiovascular Systems, Inc., a subsidiary of Guidant Corporation ("ACS"), SCIMED Life Systems, Inc., a subsidiary of Boston Scientific Corporation ("SCIMED"), Johnson & Johnson Interventional Systems ("JJIS") and Cordis Corporation, subsidiaries of Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc. and Schneider USA, a subsidiary of Pfizer, Inc. Such companies have significantly greater financial, management and other resources, established market positions, and significantly larger sales and marketing organizations than does the Company. The Company also faces competition from manufacturers of other catheter-based devices, vascular stents and pharmaceutical products intended to treat vascular disease. In addition, the Company believes that many of the customers and potential customers of the Company's products prefer to purchase catheter products from a single source. Accordingly, many of the Company's competitors, because of their size and range of product offerings, have a competitive advantage over the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies or products that are more clinically effective or cost effective than any that are being marketed or developed by the Company, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products prior to the Company. See "Business -- Competition."

     Limited Manufacturing Experience. The Company's success will depend in part on its ability to manufacture its products in compliance with ISO 9001, the FDA's Good Manufacturing Practices ("GMP") regulations, California Department of Health Services ("CDHS") licensing and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company began manufacturing certain of its products at its facilities in July 1995. The Company also introduced a significant number of new products in 1996. Accordingly, the Company has very limited experience in manufacturing its products. In addition, on July 15, 1996, the Company entered into co-distribution agreements with Medtronic, Inc. ("Medtronic") which granted Medtronic certain non-exclusive rights to distribute the Company's FACT, CAT and ARC catheters. Under the terms of these agreements, if the Company is unable to meet its delivery obligations with respect to the purchased catheters, up to 60% of the Company's manufacturing capacity will be devoted to manufacturing such catheters for Medtronic. The Company has undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. The Company's success will depend, among other things, on its ability to efficiently manage the simultaneous manufacture of different products and to integrate the manufacture of new products with existing products. There can be no assurance that the Company will not encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company's failure to successfully commence the manufacturing of these new products, or to increase production volumes of new or existing products in a timely manner, would materially adversely affect the Company's business, financial condition and results of operations. Failure to increase production volumes in a timely or cost-effective manner or to achieve or maintain compliance with ISO 9001, GMP regulations, CDHS licensing or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company purchases many standard and custom built components from independent suppliers and subcontracts certain manufacturing processes from independent vendors. Most of these components and processes are available from more than one vendor. However, certain manufacturing processes are currently performed by single vendors. An interruption of performance by any of these vendors could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply was qualified and, as a result, could have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "Business -- Government Regulation."

     Potential Inability to Manage Growth. Prior to June 1996, the Company relied on EndoSonics to perform certain activities on its behalf, including manufacturing, financial, regulatory and administrative functions. Since July 1995, CVD has conducted its manufacturing operations at its facilities in Irvine and also currently performs the financial, regulatory and administrative functions previously performed by EndoSonics. Accordingly, the Company has experienced a period of significant expansion of its operations that has placed a significant strain upon its management systems and resources. The Company has recently implemented a number of new financial and management controls, reporting systems and procedures. In addition, the Company has recently hired a significant number of employees and plans to further increase its total head count. The Company also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on the Company's management resources. The Company's ability to manage future expansion of its operations will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and to expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

     Government Regulation. The manufacturing and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and in other countries. The Company believes that its success will be significantly dependent upon commercial sales of improved versions of its catheter products. The Company will not be able to market these new products in the United States unless and until the Company obtains approval or clearance from the FDA. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     If a medical device manufacturer can establish that a newly developed device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device that the FDA has not called for a premarket approval ("PMA"), the manufacturer may seek clearance from the FDA to market the device by filing a premarket notification with the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("510(k)"). All of the 510(k) clearances received for the Company's catheters were based on substantial equivalence to legally marketed devices. There can be no assurance that 510(k) clearance for any future product or significant modification of an existing product will be granted or that the process will not be unduly lengthy. In addition, if the FDA has concerns about the safety or effectiveness of any of the Company's products, it could act to withdraw approval or clearances of those products or request that the Company present additional data. Any such actions would have a material adverse effect on the Company's business, financial condition and results of operations.

     If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review to assure safety and effectiveness, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sales and marketing of the device in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) clearance process and always requires the submission of clinical data. It is expected that certain of the Company's products under development will be subject to this PMA process. The Company currently has a non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. This agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the

EndoSonics PMA and would be required to seek independent FDA approval for any such products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to register as a medical device manufacturer with the FDA and maintain a license with certain state agencies, such as the CDHS. As such, the Company is inspected on a routine basis by both the FDA and the CDHS for compliance with GMP regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company has also undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. Further, the Company is required to comply with various FDA requirements for labeling. The Medical Device Reporting laws and regulations require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications. CVD has received FDA approval to market the FACT and ARC catheters, which utilize the Focus technology, for coronary balloon angioplasty. These catheters are marketed outside the United States for use in stent deployment. However, without specific FDA approval for stent deployment, these catheters may not be marketed by the Company in the United States for such use.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, government regulations may be established in the future that could prevent or delay regulatory clearance or approval of the Company's products. Delays in receipt of clearances or approvals, failure to receive clearances or approvals or the loss of previously received clearances or approvals would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products" and "Business -- Government Regulation."

     International sales of the Company's products are subject to the registration requirements of each country. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in such foreign countries to obtain the requisite regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis or at all. In addition, the FDA must approve the export to certain countries of devices that require a PMA but are not yet approved domestically. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Failure to receive the right to affix the CE mark will prevent the Company from selling its products in member countries of the European Union which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Marketing and Sales Resources; Dependence Upon Strategic Relationships. CVD intends to rely primarily on certain strategic relationships, medical device distributors and its direct sales organization to distribute its products. The Company's ability to distribute its products successfully depends in part on the marketing capabilities of its strategic partners. In recent years there has been significant consolidation among medical device suppliers as the major suppliers have attempted to broaden their product lines in order to respond to cost pressures from health care providers. This consolidation has made it increasingly difficult for smaller suppliers, such as the Company, to effectively distribute their products without a relationship with one or more of the major suppliers. The Company is currently marketing certain of its products through licensing agreements with SCIMED and ACS and through co-distribution agreements with Medtronic. In addition,

Fukuda Denshi Company, Ltd. ("Fukuda") is currently the Company's exclusive distributor in Japan for certain of the Company's products. Fukuda is also responsible for obtaining regulatory approval for the Company's products in Japan. The Company recently informed Fukuda of its decision to terminate the existing Fukuda agreement and does not expect that any obligations will arise as a result of such termination. The Company expects that Fukuda will continue to distribute its products at least through 1997. The Company is currently negotiating with several distributors, including Fukuda, regarding a new distribution agreement for the Japanese market. The Company's revenue from its distributor relationships is dependent upon the efforts made by such parties and there can be no assurance that such efforts will be successful. There can be no assurance that the Company will be able to maintain or expand its relationships with its strategic partners or to replace its strategic partners in the event any such relationship were terminated. In the event of such a termination, the Company's ability to distribute its products would be materially adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     CVD currently has a limited marketing and sales staff.The Company intends to expand its direct sales force to market the Company's products expansion. However, there can be no assurance that CVD will successfully expand its direct sales and marketing organization, or that if expanded, such organization will be able to effectively distribute CVD's products. If CVD is unable to achieve distribution of its products through its direct sales organization, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company also has product development relationships with SCIMED and ACS. SCIMED currently funds certain research and development efforts undertaken by CVD in the area of combined drug delivery and coronary angioplasty. ACS conducts development work on the Company's perfusion technology. If CVD is unable to maintain its relationships with these or future strategic partners its product development efforts could be materially adversely affected, which would materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" and "Business -- Strategic Relationships."

     Dependence Upon International Sales. The Company derives, and expects to continue to derive, a significant portion of its revenue from international sales. In 1994, 1995 and 1996, the Company's international sales were $1.0 million, $2.1 million and $3.5 million, respectively, or 83%, 59% and 42%, respectively, of product sales. The Company expects to continue to derive significant revenue from international sales and therefore a significant portion of the Company's revenues will continue to be subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in applicable regulatory policies, inadequate protection of intellectual property, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operation. In foreign countries, the Company's products are subject to governmental review and certification. The regulation of medical devices, particularly in the European Union, continues to expand and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limitations on Third-Party Reimbursement. In the United States, the Company's products are purchased primarily by medical institutions, which then bill various third-party payors, such as Medicare, Medicaid, and other government programs and private insurance plans, for the health care services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group ("DRG") established by the U.S. Health Care Financing Administration ("HCFA"). The fixed rate of reimbursement is based on the procedure performed, and is unrelated to the specific devices used in that procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Reimbursement of interventional procedures utilizing the Company's products is currently covered under a DRG. There can be no assurance that reimbursement for such procedures will continue to be available, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis. In addition, reimbursement may be denied if the product use is not in accordance with approved FDA labeling. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third-Party Reimbursement."

     Control by Existing Stockholder; Limitations on Pooling-of-Interests Accounting in Merger Transactions. Immediately prior to the distribution of the Shares by EndoSonics pursuant to this prospectus, EndoSonics owned approximately 44% of the Company's outstanding Common Stock. After such distribution, EndoSonics is expected to own approximately 28.67% of the Company's outstanding Common Stock. As a result, EndoSonics is able to elect at least one member to the Company's five person board of directors and has the ability to influence the Company and influence its affairs and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In accordance with applicable accounting standards, the Company is prohibited from accounting for a merger transaction, of or by the Company, as a pooling-of-interests for a period of two years following June 25, 1996, the date on which EndoSonics ceased to control 50% of the outstanding voting Common Stock of the Company. As a result, any business combination consummated prior to the expiration of such period would have to be accounted for using the purchase method. Under the purchase method, the excess of the purchase price over the net book value of the assets acquired would be amortized to expense, which could result in a significant negative impact on the acquiror's results of operations and, therefore, reduce the attractiveness of, or the price paid in, a particular acquisition transaction.

     On January 27, 1997, EndoSonics announced that the EndoSonics Board of Directors had approved a dividend distribution of one CVD share for every 25 EndoSonics shares. The distribution is expected to take place in the second half of 1997 to EndoSonics stockholders then of record. The exact record date and date of distribution have not yet been determined.

     Dependence Upon Key Personnel. The Company depends to a significant extent upon key management and technical personnel. The Company's growth and future success will depend in large part upon its ability to hire, motivate and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in hiring, motivating or retaining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales," "Business -- Employees" and "Management."

     Potential Product Liability; Limited Insurance. The Company faces the risk of financial exposure to product liability claims. The Company's products are often used in situations in which there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. The Company is currently covered under a product liability insurance policy with coverage limits of $2.0 million per occurrence and $2.0 million per year in the aggregate. There can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. There can be no assurance that the Company will not incur significant product liability claims in the future. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of the Company's products and the Company's ability to obtain and maintain regulatory approval for its products and substantially divert the time and effort of management away from the Company's operations.

     Shares Eligible for Future Sale; Potential Adverse Effect on Market Price. Sales of Common Stock in the public market during and after this offering could adversely affect the market price of the Common Stock.

As of April 15, 1997, the Company had 9,103,459 shares outstanding. Including all of the Shares registered for sale hereby, 5,610,054 of the Company's outstanding shares are freely tradable without restriction. Approximately 2,531,768 additional shares are eligible for sale, including 1,809,768 shares held by EndoSonics, not registered for sale hereunder, and 646,000 shares held by SCIMED. Sales of any such shares in the public market could adversely affect the market price of the Common Stock. The Company has also registered 1,200,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option/Stock Issuance Plan and 200,000 shares under the Company's Employee Stock Purchase Plan. As of April 15, 1997, there were outstanding options under the Company's stock option plans to acquire approximately 1,188,000 shares. SCIMED is entitled to certain demand piggyback registration rights with respect to its shares. If SCIMED, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were required to include in a Company-initiated registration shares held by SCIMED pursuant to the exercise of its piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale."

     Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

     Absence of Dividends. The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company was originally incorporated in California in March 1992 and became a Delaware corporation in June 1993 after being acquired by EndoSonics. The Company's principal executive offices are located at 13700 Alton Parkway, Suite 160, Irvine, California 92618 and its telephone number is (714) 457-9546.

                                USE OF PROCEEDS

     The Company will receive no proceeds from this offering. The Shares offered hereby may be distributed by EndoSonics directly to the former stockholders, warrantholders and optionholders of Cardiometrics in connection with the acquisition of Cardiometrics by EndoSonics pursuant to an Agreement and Plan of Reorganization dated as of January 26, 1997, as subsequently amended, among EndoSonics, Merger Sub and Cardiometrics.

     All of the Shares were originally issued by the Company to EndoSonics in connection with the acquisition by EndoSonics of all of the outstanding capital stock of the Company pursuant to an Agreement and Plan of Reorganization between EndoSonics and the Company dated June 9, 1993, and in connection with the acquisition by EndoSonics of 400,000 shares of the Company's Series B Preferred Stock on March 29, 1996, which converted into 800,000 shares of Common Stock upon the consummation of the Company's initial public offering. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to a registration rights agreement by and between the Company and EndoSonics entered into in connection with the acquisition of Cardiometrics by EndoSonics. EndoSonics has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock commenced trading on the Nasdaq National Market on June 20, 1996 and is traded under the symbol "CCVD." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                        HIGH      LOW
                                                                        -----    -----
        FISCAL 1996
        Second Quarter................................................  $12 3/4  $10 1/2
        Third Quarter.................................................   17 1/    10 1/
        Fourth Quarter................................................   17 1/   9 5/8
        FISCAL 1997
        First Quarter.................................................  13 1/4   7 1/2
        Second Quarter (through June 11, 1997)........................  10 1/4   6 5/8

     On June 11, 1997, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $8.50 per share. As of June 11, 1997, there were approximately 71 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has not paid dividends since its inception. The Company currently intends to retain all earnings, if any, for use in the expansion of its business and therefore does not anticipate paying any dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data at December 31, 1995 and 1996, are derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The balance sheet data at December 31, 1992, 1993 and 1994 and the statement of operations data for the period from March 16, 1992 (inception) to December 31, 1992 and the year ended December 31, 1993 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the three month periods ended March 31, 1996 and 1997, and the balance sheet data at March 31, 1997 are derived from unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date. The results for the three month period ended March 31, 1997 are not necessarily indicative of the results to be obtained in any future period. The Company has not paid dividends since its inception.

                                             PERIOD FROM
                                           MARCH 16, 1992                                               THREE MONTHS ENDED
                                         (DATE OF INCEPTION)          YEAR ENDED DECEMBER 31,                MARCH 31,
                                           TO DECEMBER 31,     --------------------------------------   -------------------
                                               1992(1)         1993(1)    1994      1995       1996       1996       1997
                                         -------------------   -------   -------   -------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:

Revenue:
  Sales.................................        $  --          $   126   $ 1,169   $ 3,462   $  8,384   $  1,783   $  3,019
  License fee and other from related
     party..............................           --               --     1,000        --        150        100         --
  Contract..............................           --               --       220       641        200        150         --
                                                 ----          -------   -------   -------   --------
          Total revenue.................           --              126     2,389     4,103      8,734      2,033      3,019
Costs and expenses:
  Cost of sales.........................           --               79       848     2,051      4,111        942      1,416
  Charge for acquired in-process
     research and development(2)........           --            2,001        --       488      2,133         --         --
  Research and development..............          294              734     1,228     1,683      3,582        627        993
  Marketing and sales...................           --               94       748     1,526      3,358        577      1,350
  General and administrative............           29               96       587     1,331      1,548        291        443
                                                 ----          -------   -------   -------   --------
          Total operating costs and
            expenses....................          323            3,004     3,411     7,079     14,732      2,437      4,202
                                                 ----          -------   -------   -------   --------
Loss from operations....................         (323)          (2,878)   (1,022)   (2,976)    (5,998)      (404)    (1,183)
Other income............................           10               29        51       102      1,374         27        585
                                                 ----          -------   -------   -------   --------
Net loss................................        $(313)         $(2,849)  $  (971)  $(2,874)  $ (4,624)  $   (377)  $   (598)
                                                 ====          =======   =======   =======   ========
Net loss per share (pro forma through
  June 1996)(3).........................                                 $ (0.25)  $ (0.65)  $  (0.65)  $  (0.08)  $  (0.07)
                                                                         =======   =======   ========
Shares used in computing net loss per
  share (pro forma through June
  1996)(3)..............................                                   3,876     4,441      7,141      4,485      9,081
                                                                         =======   =======   ========

                                                                                                             MARCH
                                                                      DECEMBER 31,                            31,
                                                  -----------------------------------------------------     --------
                                                  1992       1993        1994        1995        1996         1997
                                                  -----     -------     -------     -------     -------     --------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents.......................  $ 650     $   547     $ 3,379     $ 1,568     $17,192     $ 16,971
Marketable securities available-for-sale........     --          --          --          --      25,733       23,808
Working capital (deficit).......................    583         (75)      1,366        (774)     46,142       45,555
Total assets....................................    678         690       4,340       4,002      50,084       49,791
Convertible obligation..........................     --          --          --         750          --           --
Accumulated deficit.............................   (313)     (2,580)     (3,551)     (6,425)    (11,049)     (11,647)
Total stockholders' equity (net capital                                             $(1,098)    $47,623     $ 47,280
  deficiency)...................................  $ 607     $  (241)    $ 1,288

---------------
(1) The period from March 16, 1992 (inception) to December 31, 1992 and the period from January 1, 1993 to June 9, 1993 reflect the operations of the predecessor to the Company. See Note 1 of Notes to Consolidated Financial Statements.
(2) The charge for acquired in-process research and development reflects a change in the basis of the Company's assets and liabilities as a result of the acquisition by EndoSonics which has been allocated to the Company for the years ended December 31, 1993 and 1995 and the excess of the purchase price for Intraluminal Devices, Inc. and the associated acquisition expenses over the fair market value of the assets acquired for the year ended December 31, 1996. See Notes 1 and 2 of Notes to Consolidated Financial Statements.
(3) See Note 1 of Notes to Consolidated Financial Statements for information regarding the calculation of net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Investors should carefully consider the information set forth under the heading "Risk Factors" in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

OVERVIEW

     CVD designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's patented catheters utilize its Focus and M(3) technologies to deliver therapeutic radial pressure, stents, drugs or contrast media and improved blood flow during angioplasty and stent placement procedures. To date, the majority of the Company's revenue has been derived from sales of its angioplasty and angioplasty-related catheters.

     From inception (March 16, 1992) through the first quarter of 1994, the Company's operations were limited and consisted primarily of research and development and other start-up activities. On June 15, 1992, EndoSonics acquired a 40% interest in CVD in exchange for $0.5 million in cash. Pursuant to an Agreement and Plan of Reorganization between EndoSonics and CVD signed on June 9, 1993, EndoSonics acquired all of the outstanding capital stock of CVD in exchange for $0.3 million in cash and 250,000 shares of EndoSonics' Common Stock with an aggregate market value of $1.6 million. The acquisition by EndoSonics resulted in a new basis for CVD's assets and liabilities. Accordingly, the purchase price paid by EndoSonics has been allocated to CVD's identifiable assets and liabilities, including $2.0 million to acquired in-process research and development, which was immediately expensed, as no CVD products had received regulatory approval and the technology did not have alternative future uses. Pursuant to the terms of the Agreement and Plan of Reorganization, in June 1995, EndoSonics became obligated to issue 50,000 shares of its Common Stock with an aggregate market value of $0.5 million, to the former shareholders of CVD because the market price of EndoSonics' stock did not exceed a specified price for a specified period during the two-year period following the acquisition. The fair value of such shares was charged to acquired in-process technology. In March 1996, EndoSonics purchased 400,000 shares of CVD's Series B Preferred Stock for a purchase price of $8.0 million, which converted into 800,000 shares of Common Stock upon the consummation of the initial public offering. See "Certain Transactions -- Relationship with Endosonics Corporation."

     In September 1994, CVD and SCIMED entered into a Stock Purchase and Technology License Agreement to develop and license CVD's patented combination balloon angioplasty/site-specific drug delivery technology (the Transport product line) for use in the coronary vessels. Through December 31, 1996 the Company had received in the aggregate approximately $2.2 million in license fees, research and development funding and technical assistance from SCIMED under this agreement. SCIMED also purchased a 19% equity position in the Company for a purchase price of $2.5 million. See "Business -- Strategic Relationships."

     In January 1995, the Company and ACS entered into an agreement pursuant to which the Company acquired certain rights to ACS' SmartNeedle Technology, subject to the payment of certain royalties. The parties subsequently confirmed their understanding with respect to certain matters in a second agreement dated March 4, 1996 (collectively, the "ACS Agreements"). Pursuant to the ACS Agreements, ACS was granted the option to acquire the exclusive worldwide rights to certain CVD perfusion technology, which ACS exercised on February 14, 1996. In exchange for this perfusion technology, ACS is obligated to make milestone and minimum annual royalty payments to CVD, and also has certain obligations to develop and market the perfusion technology. Through December 31, 1996 the Company had received approximately $0.35 million in milestone payments under the ACS Agreements. See "Business -- Strategic Relationships."

     The Company currently sells its products through a combination of medical device distributors and a limited number of direct sales personnel. The Company is a party to three agreements for the U.S. distribution of products incorporating its Focus and M(3) technologies. CVD currently distributes certain products in Japan through an exclusive distribution agreement with Fukuda. The Company recently informed Fukuda of its decision to terminate the existing Fukuda agreement. The Company expects that Fukuda will continue to distribute its products at least through 1997. The Company is currently negotiating with several distributors, including Fukuda, regarding a new distribution agreement for the Japanese market. CVD also has distribution agreements with 25 companies covering 41 countries outside the United States and Japan. See "Business -- Strategic Relationships."

     On July 15, 1996, CVD and Medtronic, Inc. entered into agreements providing for the co-distribution by Medtronic of the Company's balloon angioplasty catheters. These catheters employ the Company's patented Focus Technology. Under the agreements, Medtronic will purchase a minimum number of angioplasty catheters manufactured by the Company for distribution worldwide for a period of up to three years. If the Company is unable to meet its delivery obligations with respect to the purchased catheters, up to 60% of the Company's manufacturing capacity will be devoted to manufacturing such catheters for Medtronic. Specific products to be distributed by Medtronic will differ in individual country markets. The Company will continue to sell Focus Technology products through its own direct and indirect sales force network. These products are currently sold under the names, FACT, CAT and ARC. See
"Business -- Strategic Relationships."

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1996

     Sales Revenue. Sales revenue increased to $8.4 million in 1996 from $3.5 million in 1995, representing an increase of 140%. The increase resulted primarily from increased sales volume of the Company's existing and new Focus catheters (112%), and, to a lesser extent, the introduction of other new products (13%). Sales of products through Medtronic under the Company's co-exclusive distribution agreement and sales of products in Japan through the Company's exclusive distribution relationship with Fukuda accounted for 22% and 15%, respectively, of total product sales in 1996.

     License Fee and Other Revenue. License fee and other revenue increased to $0.2 million in 1996 from $0.0 million in 1995. This increase resulted from revenues from a license agreement with ACS. See "Business -- Strategic Relationships."

     Contract Revenue. Contract Revenue was $0.2 million in 1996 and $0.6 million in 1995. This decrease stemmed from reduced technology development and other support from SCIMED. See "Business -- Strategic Relationships."

     Cost of Sales. Cost of sales increased to $4.1 million in 1996 from $2.1 million in 1995. This increase resulted primarily from increased manufacturing volumes related to increased product sales. In July 1995, the Company transferred its product manufacturing from EndoSonics' facility to the Company's facility in Irvine, California.

     Charge for Acquired In-process Research and Development. The Company incurred a charge of $2.1 million in 1996 in connection with the acquisition of Intraluminal Devices, Inc. ("IDI"). The excess of the purchase price of IDI over the fair market value of the net assets acquired was recorded as acquired in-process research and development. The acquired in-process research and development was immediately written off as IDI was in the development stage and had not yet received regulatory approval for any of its products at the time of the acquisition.

     Research and Development. Research and development increased to $3.6 million in 1996 compared to $1.7 million in 1995, representing an increase of 112%. This increase resulted primarily from expenditures on the development of vascular access and Focus technology products. The Company believes it must maintain a substantial commitment to research and development to remain competitive and expects expenditures related to research and development to increase.

     Marketing and Sales. Marketing and sales expenses increased to $3.4 million in 1996 from $1.5 million in 1995, representing an increase of 127%. This increase resulted mainly from the expansion of the Company's direct sales force in the United States and marketing expenses related to the product launch of the FACT and ARC catheters. The Company expects to expand and expects expenses associated with these activities to increase in the future as it expands.

     General and administrative. General and administrative expenses increased to $1.5 million in 1996 from $1.3 million in 1995, representing an increase of 15%. The added costs were primarily due to additions in administrative staff and the added costs of operating as a public company.

     Other Income. Other income, principally interest income, increased to $1.3 million in 1996 from $0.1 million in 1995. The increase resulted from the investment of the net proceeds of the Company's initial public offering which amounted to approximately $42.8 million.

  YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1995

     Sales Revenue. Sales revenue increased to $3.5 million in 1995 from $1.2 million in 1994, representing an increase of 196%. Sales revenue in 1994 resulted primarily from sales of the Company's Transport products, which were subsequently licensed to SCIMED in 1995. The Company no longer receives sales revenue for the Transport. Sales revenue in 1995 was due to sales of the Company's CAT catheter, which was introduced in the first quarter of 1995, and sales of the SmartNeedle vascular access products beginning in the second quarter of 1995. Sales of products in Japan through the Company's exclusive distribution relationship with Fukuda accounted for 18% of the Company's revenue in 1995. In addition, sales to JJIS accounted for 12% of the Company's revenue in 1995.

     License Fee and Other Revenue. License fee and other revenue decreased to $0.0 million in 1995 from $1.0 million in 1994. License fee and other revenue represents amounts earned under the aforementioned agreement with SCIMED. Future revenue under this agreement will be derived primarily from royalties earned on SCIMED's sales of the Transport.

     Contract Revenue. Contract revenue was $0.6 million in 1995 and $0.2 million in 1994. Contract revenue was earned under the aforementioned agreement with SCIMED.

     Cost of Sales. Cost of sales increased to $2.1 million in 1995 from $0.8 million in 1994, representing an increase of 142%. This increase resulted primarily from increased manufacturing volumes related to increased product sales. In July 1995, the Company transferred its product manufacturing from EndoSonics' facility to the Company's facility in Irvine, California.

     Charge for Acquired In-process Research and Development. The Company incurred a charge of $0.5 million in 1995 in connection with the 1995 payment by EndoSonics of additional consideration related to the original acquisition by EndoSonics of CVD stock. This portion of the excess of the purchase price of CVD over the fair market value of the net assets acquired was recorded as in-process research and development. The acquired in-process research and development was immediately written off as CVD was in the development stage and had not yet received regulatory approval for any of its products at the time of the acquisition.

     Research and Development. Research and development expenses increased to $1.7 million in 1995 compared to $1.2 million in 1994, representing an increase of 37%. This increase was due primarily to increased expenditures related to development of the Company's Focus and M(3) technology products. These expenses also increased due to clinical trials and studies related to the Focus technology products. The Company believes that it must maintain a substantial commitment to research and development to remain competitive and expects expenditures related to research and development to increase.

     Marketing and Sales. Marketing and sales expenses increased to $1.5 million in 1995 from $0.7 million in 1994, representing an increase of 104%. This increase resulted from the development and expansion of the Company's U.S. sales organization and marketing expenses related to the product launch of the SmartNeedle products. The Company expects to expand its marketing and sales force and expects expenses associated with marketing and sales to increase in the future.

     General and Administrative. General and administrative expenses increased to $1.3 million in 1995 from $0.6 million in 1994, representing an increase of 127%. This increase resulted from expenses incurred as the Company commenced operations as an independent entity, rather than as a division of EndoSonics, and included the addition of a full-time Chief Executive Officer, increased legal and accounting expenses, increased support staff and increased travel expenses.

     Other Income. Total other income remained relatively constant in 1995 from 1994.

  FIRST QUARTER OF 1997 COMPARED TO THE SAME PERIOD IN 1996

     Sales Revenues. Revenue for the first quarter of 1997 increased 48% to $3.0 million compared to $2.0 million for the first quarter of 1996. The increase resulted primarily from increased sales volume of the Company's existing and new Focus catheters (42%), and, to a lesser extent, the introduction of other new products (22%).

     Gross Profit. The gross profit percentage for the first quarter of 1997 decreased to 53% compared to 54% for the same period of 1996. In the first quarter of 1996, total revenues included approximately $0.3 million of contract revenues and license fee income that had no associated cost of sales. These revenues and fees represented 12% of total revenues for that quarter. In the first quarter of 1997, the Company had no contract revenues or licensing fee income.

     Research and Development. Research, development and clinical expenses increased by 58% to $1.0 million in the quarter ended March 31, 1997 from $0.6 million in the quarter ended March 31, 1996. The primary reason for this increase was additional spending on development of the Company's line of coronary stent products and FOCUS technology angioplasty catheters.

     Marketing and Sales. Marketing and sales expenses rose 134% to $1.4 million, up $0.8 million in the quarter ended March 31, 1997, compared to $0.6 million in the same period of 1996. This increase reflects the investment the Company is making to build its sales and marketing infrastructure by adding additional personnel and developing additional distributor relationships.

     General and Administrative. General and administrative expenses increased by 52% to $0.4 million for the quarter ended March 31, 1997 from $0.3 million for the same quarter in 1996. The increase was due primarily to the addition of additional administrative staff and the added costs of operating as a public company.

     Other Income. Interest income rose to $0.6 million in the first quarter of 1997 compared with $0.0 million in the same period of 1996. The increase was due to the investment of funds received from the initial public offering in June 1996.

     The Company has experienced an operating loss for each of the last three years and expects to continue to incur operating losses through at least 1997. CVD's results of operations have varied significantly from quarter to quarter. Quarterly operating results will depend upon several factors, including the timing and amount of expenses associated with expanding the Company's operations, the conduct of clinical trials and the timing of regulatory approvals, new product introductions both in the United States and internationally, the mix between pilot production of new products and fullscale manufacturing of existing products, the mix between domestic and export sales, variations in foreign exchange rates, changes in third-party payors' reimbursement policies and healthcare reform. The Company does not operate with a significant backlog of customer orders, and therefore revenues in any quarter are significantly dependent on orders received within that quarter. In addition, the Company cannot predict ordering rates by distributors, some of whom place infrequent stocking orders. The Company's expenses are relatively fixed and difficult to adjust in response to fluctuation revenues. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to achieve or maintain profitability in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily from the sale of its equity securities, advances from EndoSonics, licensing its technologies and through international product distribution agreements. Prior to the Company's initial public offering, the Company had raised an aggregate of approximately $11.4 million from the private sales of preferred and common stock and $2.7 million in working capital from EndoSonics, which was repaid to EndoSonics during the third quarter of 1996. In the third quarter of 1996, the Company closed its initial public offering of common stock, resulting in net proceeds of $42.8 million after deducting underwriting discounts and commissions and other expenses of the offering. For the years ended December 31, 1996, 1995 and 1994, and the three month periods ended March 31, 1997 and 1996, the Company's net cash used in operating activities was $6.2 million, $2.1 million, $1.5 million, $2.2 million and $0.8 million, respectively. These increases were primarily due to funding of operating losses and the charges for acquired in-process research and development.

     On March 31, 1997, CVD had cash, cash equivalents and marketable securities available for sale of $40.8 million. The Company expects to incur substantial costs related to, among other things, clinical testing, product development, marketing and sales expenses, and to utilize increased levels of working capital to finance its accounts receivable and inventories, prior to achieving positive cash flow from operations. The Company anticipates that its existing capital resources will be sufficient to fund its operations at least through June 30, 1998. CVD's future capital requirements will depend on many factors, including its research and development programs, the scope and results of clinical trials, the regulatory approval process, the costs involved in intellectual property rights enforcement or litigation, competitive products, the establishment of manufacturing capacity, the establishment of sales and marketing capabilities, and the establishment of collaborative relationships with other parties. The Company may need to raise funds through additional financings, including private or public equity offerings and collaborative arrangements with existing or new corporate partners. There can be no assurance that funds will be raised on favorable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to grant rights to certain technologies or products that the Company would not otherwise grant.

     Trade accounts receivable, net, increased 21% to $2.7 million as of March 31, 1997, compared with $2.3 million at December 31, 1996. The increase stemmed from an increase in the sales level compared to the prior quarter. Specifically, sales for the first quarter of 1997 were $3.0 million, while sales for the fourth quarter of 1996 were $2.5 million.

     Inventories rose 34% to $3.9 million as of March 31, 1997, compared with $2.9 million at December 31, 1996, to meet current sales demand. Accounts payable increased 21% to $0.9 million at March 31, 1997, compared with $0.8 million at the end of 1996, due to an increase in expenditures to support higher sales.

     Property and equipment, net, increased 11% from $1.2 million at December 31, 1996 to $1.3 million at March 31, 1997. The Company increased its investment in capital assets during the first three months of 1997 to support rising production and research and development efforts.

                                    BUSINESS

OVERVIEW

     CardioVascular Dynamics, Inc. ("CVD" or the "Company") designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's catheters are used in conjunction with angioplasty and other interventional procedures such as vascular stenting and drug delivery. The Company's proprietary Focus and Multiple Microporous Membrane ("M(3)") technologies enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately and effectively to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a multiple purpose catheter enables physicians to more effectively perform challenging interventional procedures, which may result in improved treatment outcomes and lower costs. The Company's catheters are designed to address three principal challenges facing cardiologists: restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company has eleven issued U.S. patents covering certain aspects of its catheter technologies.

INDUSTRY BACKGROUND

     Cardiovascular disease, the leading cause of death in the United States, is caused principally by atherosclerosis. Atherosclerosis is a progressive and degenerative vascular disease in which cholesterol and other fatty materials are deposited on the walls of blood vessels, forming a build-up known as plaque. The accumulation of plaque narrows the interior of the blood vessels, thereby reducing blood flow. Atherosclerosis in the coronary arteries can lead to heart attack and death. In peripheral vessels, atherosclerosis can lead to decreased mobility, loss of function and other complications of the affected limb.

     Traditional treatments for atherosclerosis include drug therapy and open-heart bypass surgery. Currently available drug therapies may alleviate some of the symptoms of atherosclerosis but may be ineffective with severe disease and may cause adverse side effects. Traditional open-heart bypass surgery involves opening a patient's chest, cutting through the sternum, connecting the patient to a heart/lung machine and grafting a blood vessel to redirect blood flow around the occluded portion of an artery. Such a procedure is costly and generally requires up to a week of hospitalization and an extensive recovery period. In addition, certain companies are developing methods and devices for performing bypass surgery using minimally invasive techniques.

     The need for less invasive and less costly treatments for atherosclerosis has led to the development of minimally invasive catheter-based treatments such as balloon angioplasty ("PTCA" in the coronary arteries and "PTA" in the peripheral arteries), atherectomy and laser angioplasty. These treatments involve making a small incision in a patient's leg to access an artery and inserting a catheter. Balloon angioplasty is a procedure in which a balloon-tipped catheter is guided to the lesion (the site of the plaque) and then inflated and deflated several times, delivering therapeutic radial force, which cracks or reshapes the plaque and increases blood flow. Balloons used to perform such procedures are characterized by their response to pressure as either compliant (balloon diameter increases with increased pressure) or non-compliant (balloon diameter remains relatively constant with increasing pressure). Conventional balloon technology only allows the balloon to expand to a single, uniform diameter along the length of the balloon. Because of variations in vessel diameters at the lesion site, multiple catheters are often required to treat a single lesion. In addition, conventional catheter technologies often are unable to limit the delivery of therapeutic radial force specifically to the lesion site and may damage the adjacent vessel wall. Conventional catheter technology also interrupts blood flow when the balloon is inflated, which may cause tissue damage, heart attack or death, particularly if the balloon inflation required is of significant duration. Existing catheters that do not perfuse blood require cardiologists to inflate and deflate the balloon multiple times which may reduce the clinical effectiveness of the treatment. Other treatments include the use of atherectomy catheters, which cut or grind away the plaque, and laser angioplasty catheters, which deliver laser energy to break down the plaque.

     Although catheter-based interventional therapies are generally successful in initially increasing blood flow, studies indicate that after a traditional coronary balloon angioplasty up to 50% of treated patients experience restenosis (generally defined as a 50% or greater reduction in the lumen, or interior, diameter of the treated vessel at the lesion site). In addition, studies show that 5% to 8% of elective coronary balloon angioplasty patients may experience acute reclosure of the treated vessel. Acute reclosure is an increase in the severity of the vessel closure accompanied by a reduction in blood flow within the vessel as a consequence of the intervention which occurs within 24 hours of the procedure. A study has also indicated that angioplasty of chronic total occlusions represents 10% to 20% of all coronary angioplasty procedures. A chronic total occlusion is a complete blockage of the vessel preventing blood flow beyond the lesion site. The Company believes that these challenges are inadequately addressed with existing, single function, uniform diameter angioplasty balloons. However, while the Company believes that its products address certain disadvantages of existing catheter technology, limitations remain in the use of balloon angioplasty to treat atherosclerosis. The Company's products may not be suitable for the treatment of all forms of atherosclerosis. For example, in many cases the existence of a total occlusion limits treatment options to bypass surgery.

     Coronary stents have recently emerged as an additional minimally invasive device for the treatment of atherosclerosis. Stents were used initially for treating failed angioplasty procedures and acute or threatened vessel closures. However, improved techniques for the deployment and assessment of stents, changes in accompanying drug therapy and advancements in stent technology have led to the increased use of stents to treat restenosis. After an angioplasty, atherectomy or other catheter-based treatment, a stent, which is a small metal prostheses, is then advanced along a guidewire to the desired position, expanded against the inside of the vessel wall and left in place. While certain stents are self-expanding, most are deployed through the expansion of a compliant or semi-compliant balloon. Following this deployment, physicians have increasingly adopted the technique of using a second, high pressure non-compliant balloon to further expand the stent. Despite advancements in stent technology, existing compliant or semi-compliant balloons used for stent delivery are designed to achieve a uniform diameter along the length of the balloon, and their use may result in sub-optimal stent deployment or damage of the vessel adjacent to the lesion.

     Although there continue to be significant technological and clinical advances in the treatment of cardiovascular disease, challenges remain in cost-effectively treating certain conditions, including restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company believes that these challenges are inadequately addressed with existing, single function, uniform diameter angioplasty balloons.

THE CARDIOVASCULAR DYNAMICS SOLUTION

     CVD has utilized its core proprietary technologies to develop catheters that provide clinical and cost benefits in the treatment of vascular disease. The Company's proprietary Focus and M(3) technologies, which may be utilized alone or in combinations on a single catheter, enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a single catheter enables physicians to cost-effectively treat vascular diseases by reducing the cost of those procedures that require more than one catheter.

     The Company's patented Focus technology combines compliant and non-compliant balloon materials on a single catheter, creating a balloon that has an adjustable, larger center diameter with fixed, smaller diameters at each end. These characteristics allow a single balloon to expand to multiple diameters, enabling the physician to perform interventional procedures in vessels of varying diameters and anatomical locations. In particular, the Focus technology enables cardiologists to incrementally increase the angioplasty balloon's center diameter during a procedure to enhance the effectiveness of the treatment in vessels that have uncertain or varying diameters or irregular plaque deposits. Use of conventional catheter technology in these situations may require multiple catheters to achieve a similar outcome. The Focus technology may also reduce the incidental damage to the artery wall adjacent to the lesion, as the therapeutic radial force is applied more accurately to the treatment site.

     The Company's proprietary M(3) technology combines multiple membranes of polymeric balloon material to form a single balloon that enables the accurate delivery of drugs or contrast agents to the lesion or thrombus site. Drugs are utilized by cardiologists to reduce the occurrence of restenosis and acute reclosure, and to dissolve blood clots. Typically, therapeutic drug delivery is accomplished by means of an intravenous injection, a method that requires larger amounts of drug than is clinically required because the drug is diffused throughout the body. The accurate delivery of drugs to the treatment site may enhance the effectiveness of these pharmacological agents, thereby reducing the quantity of drug required to achieve an acceptable clinical outcome and potentially reducing the incidence of acute reclosure and restenosis. In addition, the Company has developed M(3) catheters with multiple inner lumens, providing the cardiologist with flexibility in drug treatment regimens. The multiple lumens of the catheter may also be used to deliver contrast media for angiographic viewing when advancing a catheter along a totally occluded vessel. Traditional catheters must be removed to inject contrast media into a total occlusion. Finally, the M(3) technology can be utilized to provide perfusion of blood during an interventional procedure. The interruption in blood flow caused by a conventional angioplasty balloon may cause tissue damage, heart attack or death, particularly if the balloon inflation required is of significant duration. Existing catheters that do not perfuse blood require cardiologists to inflate and deflate the balloon multiple times for shorter periods which may reduce the clinical effectiveness of the treatment.

STRATEGY

     The Company's objective is to be a leader in the design, development and commercialization of clinically effective solutions for certain vascular diseases. While there can be no assurance that the Company will achieve this objective, following are the key elements of CVD's strategy.

          Maintain Technological Leadership and Product Technology
     Advantages. CVD's strategy is to be a technological leader in the treatment of vascular diseases through product innovation. The Company believes that its products have significant performance advantages over alternative catheter technologies. The Company intends to maintain and advance its position of technology leadership through aggressive research, development and clinical testing programs. The Company owns eleven issued U.S. patents related to key aspects of its catheter technologies and has applied for additional U.S. patents as well as foreign patent protection.

          Market Products through Independent Distributors and a Direct Salesforce. The Company currently markets its products through a combination of independent distributors and a dedicated salesforce. The Company currently employs eighteen direct sales people, fourteen of whom operate in the United States, and four of whom operate internationally. The Company plans to significantly expand its direct sales force over the next eighteen months. CVD utilizes independent distributors internationally and in selected U.S. markets. In addition, the Company entered into co-distribution agreements with Medtronic, under which Medtronic will purchase a minimum number of the Company's angioplasty catheters for distribution worldwide for a period of up to three years.

          Establish Relationships with Clinical Opinion Leaders. The Company believes that establishing relationships with clinical opinion leaders in the field of interventional cardiology may raise the awareness of the clinical and cost benefits of the Company's products. CVD is currently conducting or planning two post-marketing clinical studies with certain of such leaders. In addition, the Company consults with certain cardiologists who assist the Company in ongoing product and technology development.

          Target International Markets. CVD seeks to commercialize its products in those international markets where regulatory approval can be obtained more quickly than in the United States. This enables CVD to generate revenue more quickly from its product development efforts, to fund its operations and increase awareness of its products within the international interventional cardiology community.

          Establish Strategic Partnerships. The Company attempts to identify and evaluate potential strategic relationships where such relationships may complement and expand the Company's research, development, sales and marketing capabilities. The Company believes that such strategic relationships may facilitate the market acceptance of the Company's products.

PRODUCTS

  Catheter Products

     The Company has utilized its Focus and M(3) technologies to develop catheter products that address the challenges physicians experience in treating vascular diseases. These technologies are available in various combinations on a multiple-purpose catheter, thereby enabling physicians to cost-effectively treat vascular disease. The Company's products are designed to be low profile (small, uninflated diameter), enabling cardiologists to advance them along narrow vessels, and flexible and trackable, enabling cardiologists to advance and control them accurately within the vasculature.

     The following table lists CVD's currently marketed products:

                                                                                       FIRST
                                                                                     COMMERCIAL
         PRODUCTS              INTENDED APPLICATIONS      U.S. REGULATORY STATUS        SALE
--------------------------    -----------------------    ------------------------    ----------
Focus Catheters
ARC
  Over-the-wire design        PTCA                       PMA Supplement Approved       Q3 1996
CAT/CAT 15
  Rail design                 PTCA or Stent              N/A(1)                        Q1 1995
                              Delivery(2)
FACT/FACT 15
  Over-the-wire design        PTCA or Stent              Approved                      Q1 1996
                              Delivery(2)
Lynx F/X
  Rail Design                 PTCA or Stent              N/A(1)                        Q1 1997
                              Deliver(2)
Focus
  Over-the-wire design        PTA                        510(k) Clearance              Q3 1995
M(3) Catheters
Bullett Hi-Flo
  Over-the-wire design        Total Occlusion            510(k) Clearance              Q2 1996
                              Drug Delivery
                              (coronary)
Bullett F/X
  Rail design                 Total Occlusion            510(k) Clearance              Q2 1996
                              Drug Delivery
                              (coronary)
Periflow Small Vessel
  Over-the-wire design        PTA/Drug Delivery          510(k) Clearance              Q1 1996
DART Stent                    Coronary Stenting          N/A(1)                        Q1 1997
Enforcer Stent                Coronary Stenting          N/A(1)                        Q1 1997

---------------
(1) Available only outside the United States due to patent restrictions.

(2) Not approved in the United States for stent delivery. The marketing of this product in the United States for such use will require the Company to obtain a PMA supplement approval. The Company is not currently seeking such approval.

     Focus Catheters. The Company's Focus products have a catheter balloon that has an adjustable, larger center diameter and smaller, fixed, distal and proximal diameters. This characteristic provides increased utility in a variety of therapeutic treatments and anatomical locations. Existing uniform diameter catheters require cardiologists to use multiple balloons to treat vessels of varying diameters, resulting in unnecessary costs. In addition, the Focus catheters may deliver stents more effectively by focusing the radial deployment force on the stented section, rather than along the entire balloon, which may reduce the damage to the adjacent vessel.

     M(3) Catheters. The Company's M(3) catheters offer cardiologists the ability to deliver drugs or contrast media to the treatment site accurately and enable the perfusion of blood during angioplasty procedures. These capabilities may be combined on an interventional catheter to provide cardiologists the functionality of multiple catheters, in a single, cost-effective device. The accurate delivery of drugs to the treatment site may enhance the effectiveness of these pharmacological agents and may reduce the quantity of drug required to achieve an acceptable outcome. Drugs are utilized by cardiologists to reduce the occurrence of restenosis and acute reclosure, and to dissolve blood clots. Typically, therapeutic drug delivery is accomplished by means of an intravenous injection, a method that requires larger amounts of drug than is clinically required because the drug is diffused throughout the body. The Company's M(3) technology enables cardiologists to deliver drugs directly to the treatment site through a catheter's lumen, or interior channel. While CVD's M(3) site-specific drug delivery catheters are currently marketed internationally, they can only be used in the United States to administer drugs specifically approved by the FDA for administration by such catheters. The multiple lumens of the catheter may also be used to deliver contrast media for angiographic viewing when advancing the catheter along a totally occluded vessel. Traditional catheters must be removed to inject contrast media into a total occlusion. Finally, the M(3) technology can be utilized to provide perfusion of blood during an interventional procedure. This perfusion capability allows the balloon to be inflated for longer durations and reduces the number of inflations and deflations required in certain procedures, and may increase the clinical effectiveness of the treatment.

  Vascular Access Products

     The Company's vascular access products utilize patented technology to provide rapid, accurate access to the body's vascular system for guidewire and catheter entry. The principal current product, called the SmartNeedle, was acquired from ACS and is based on Doppler ultrasound technology. A miniaturized ultrasound chip is placed at the tip of a disposable ultrasonic probe which is then placed inside a conventional vascular access needle. The probe is then connected to a separate reusable monitor. Once placed in the body as a part of the access needle, the Doppler chip emits an audible signal which enables the physician to more accurately determine whether or not the needle resides in the proper location within the intended arterial or venous lumen. Once positioned properly, the probe is removed, leaving the conventional access needle in place within the artery or vein. Since introduction, the SmartNeedle's primary use has been in interventional cardiology and radiology procedures.

NEW PRODUCT DEVELOPMENT

     The Company focuses its research and development efforts on utilizing the Company's proprietary processes and patented technologies to develop cost-effective products that address existing and emerging clinical demands. The Company's strategy is to refine its existing technologies and to enhance the performance of its existing product offerings, including efforts to make its Focus and M(3) products lower profile, more flexible and trackable, and operable at a broader range of inflation pressures. In addition, the Company is developing additional products utilizing combinations of its technologies that may provide cardiologists greater therapeutic applicability in a single device. The Company is also in the process of developing unique catheter designs intended to provide enhanced delivery of therapeutic radial force and pharmacological agents. The Company will be required to seek FDA approval for any new product and it is expected that some of these products will be subject to the PMA process. The Company's current new product development efforts are summarized in the table below.

                                                                         U.S. REGULATORY
         PRODUCTS                    INTENDED APPLICATIONS                   STATUS
--------------------------    ------------------------------------    ---------------------
Focus Catheters
  Lynx
     Over-the-wire design     PTCA or Stent Delivery                  PMA Supplement Filed
  Facilitated Force           Controlled Plaque Incision and PTCA     Development Stage
Vascular Stent
  IDI Stent                   Peripheral Vascular Stent               Development Stage
M(3) Catheters
  Transport(1)                PTCA/Drug Delivery                      Development Stage
  Periflow Large-Vessel       PTA/Drug Delivery                       510(k) Clearance
  MicroMembrane Radiation     Delivery of Radioactive Materials       Development Stage
                              for Restenosis Prevention
MAC I(2)                      Perfusion/PTCA                          Development Stage
MAC II                        Perfusion/Drug Delivery                 Development Stage
MAC III                       Perfusion/PTCA/Drug Delivery            Development Stage
PD Access                     Vascular Access                         510(k) Filed

---------------
(1) Licensed to SCIMED. See " -- Strategic Relationships."

(2) Licensed to ACS. See " -- Strategic Relationships."

     The M(3) technology is being utilized in various experimental clinical programs to administer the site-specific delivery of therapeutic agents following angioplasty or stent delivery for the purpose of reducing or eliminating restenosis. The Company is also using M(3) technology in its MicroMembrane Radiation Therapy development program for restenosis prevention. This program is evaluating CVD's M(3) technology to more accurately deliver radioactive substances specifically to the treatment site.

TECHNOLOGY

     The Company has developed proprietary material manufacturing processes that it has utilized to develop patented interventional catheters. Traditional balloon extrusion technology does not enable the combination of compliant and non-compliant materials, resulting in a catheter that can be inflated only to a uniform diameter. The Company's Focus technology bonds a membrane between compliant and non-compliant materials, resulting in a balloon with a large center diameter and smaller, fixed diameters at each end. The center compliant section of the Focus catheter enlarges predictably at a rate of 0.1mm per atmosphere of pressure when inflation pressures exceed six atmospheres. The ends of the balloon remain at their nominal diameters and do not expand with increased pressure. The Focus capability enables cardiologists to deliver stents or therapeutic radial force accurately to the treatment site, while minimizing the force applied to adjacent tissue. Conventional uniform diameter catheters may damage healthy vessel sections, as these sections receive as much radial force as do the diseased sites. It is widely believed that vessel wall damage may lead to acute reclosure of the vessel or restenosis.

     The Company's M(3) technology creates a membrane by applying mechanical and radiation treatment to standard polymeric balloon material during the extrusion process. Microporous holes are then drilled in the resulting material by proprietary mechanical or laser drilling processes. CVD's M(3) technology enables blood to flow through a coil lumen or inner shaft of the catheter, allowing perfusion to the distal vessels (those beyond the treatment site) during angioplasty or drug delivery. Prior to inflation, the balloon acts as a shaft for the distal portion of the catheter. Once the balloon is inflated, the cardiologist advances a coil into and through the inner lumen of the inflated balloon. The coil supports the balloon during balloon angioplasty or drug delivery and facilitates the perfusion of the distal vessels. The M(3) technology enables the Company to combine balloon angioplasty and perfusion capabilities on a single catheter in a profile comparable to standard balloon angioplasty catheters without perfusion capability. The Company believes that the M(3) technology also enables it to combine PTCA and perfusion capabilities on a single catheter with a lower profile than any currently marketed catheter with similar capabilities.

     The Company's IDI subsidiary, which was acquired in October 1996, utilizes patented technology in the development of medical stents for the treatment of patients with vascular disease caused by aneurysms or atherosclerosis. IDI is developing a compact, self-expanding metallic stent with a micro-porous surface for use as either a stent or a stent graft. By selecting metal foil of the proper thickness and tensile strength, and heat-treating it in the proper shape, the Company believes it will be able to form devices with low profiles, high expansion ratios and excellent hoop strength, which are factors critical for successful device placement. There can be no assurance that IDI will successfully complete the development of any products or that any such products will receive any required regulatory approvals.

MANUFACTURING

     With the exception of certain final assembly and sterilization procedures for those products designed to be sold only outside the United States, and the manufacture of those products which the Company has licensed to third parties, all of the Company's products are produced in its facilities in Irvine, California. The Company fabricates certain proprietary components, then assembles, inspects, tests and packages all components into finished products. By designing and assembling its catheter products, the Company believes it is better able to control quality and costs, limit third-party access to its proprietary technology, and manage manufacturing process enhancements and new product introductions. In addition, the Company purchases many standard and custom-built components from independent suppliers and subcontracts certain processes from independent vendors. Most of these components and processes are available from more than one vendor. However, certain manufacturing processes are currently performed by single vendors. While the Company believes that there are other vendors available to perform these processes, an interruption of performance by any of these vendors could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply were qualified and, as a result, could have an adverse effect on the Company's business, financial condition and results of operations.

     The Company's success will depend in part upon its ability to manufacture its products in compliance with ISO 9001, the FDA's GMP regulations, CDHS licensing and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company began manufacturing certain of its products at its facilities in July 1995. The Company also introduced a significant number of new products in 1996. Accordingly, the Company has very limited experience in manufacturing its products. In addition, on July 15, 1996, the Company entered into co-distribution agreements with Medtronic which granted Medtronic certain non-exclusive rights to distribute the Company's FACT, CAT and ARC catheters. Under the terms of these agreements, if the Company is unable to meet its delivery obligations with respect to the purchased catheters, up to 60% of the Company's manufacturing capacity will be devoted to manufacturing such catheters for Medtronic. The Company has undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. The Company's success will depend, among other things, upon its ability to efficiently manage the simultaneous manufacture of different products and to integrate the manufacture of new products with existing products. There can be no assurance that the Company will not encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company's failure to successfully commence the manufacturing of these new products, or to increase production volumes of new and existing products in a timely manner, would materially adversely affect the Company's business, financial condition and results of operations. Failure to increase production volumes in a timely or cost-effective manner or to maintain compliance with ISO 9001, GMP regulations, CDHS or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Manufacturing Experience."

MARKETING AND SALES

     The Company's products are sold in the United States and international markets, principally Europe and Japan. However, certain of the Company's products are not available in each market due to regulatory and intellectual property restrictions. The Company currently sells its products through a combination of strategic partners, medical device distributors and eighteen direct sales personnel. The Company is a party to three agreements for the U.S. distribution of products incorporating its Focus and M(3) technologies. CVD also has distribution agreements with 25 companies covering 41 countries outside the United States and Japan. CVD currently distributes certain products in Japan through an exclusive distribution agreement with Fukuda. Sales of the Company's products through Fukuda accounted for 18% and 15% of the Company's total product sales in 1995 and 1996, respectively. The Company recently informed Fukuda of its decision to terminate the existing Fukuda agreement and does not expect that any obligations will arise as a result of such termination. The Company expects that Fukuda will continue to distribute its products at least through 1997. The Company is currently negotiating with several distributors, including Fukuda, regarding a new distribution agreement for the Japanese market. In addition, sales to JJIS accounted for 12% of total product sales in 1995 and sales to Medtronics accounted for 22% of total product sales in 1996. The Company intends to expand its sales and marketing capability and to distribute selected new products through strategic partnerships. See "Risk Factors -- Limited Marketing and Sales Resources; Dependence Upon Strategic Relationships."

     In 1994, 1995 and 1996, total export sales were $970,000, $2,054,000 and
$3,514,000, respectively, or approximately 83%, 59% and 42% respectively, of total product sales. In 1994, 1995 and 1996 sales to Europe accounted for $255,000, $1,179,000 and $1,614,000, respectively; sales to Japan represented $715,000, $744,000 and $1,240,000, respectively; and sales to Latin America represented $0, $131,000 and $243,000, respectively. The Company expects to continue to derive significant revenue from international sales and therefore a significant portion of the Company's revenues will continue to be subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in applicable regulatory policies, inadequate protection of intellectual property, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, export quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operations. In foreign countries, the Company's products are subject to a wide variety of governmental review and certification. The regulation of medical devices, particularly in the European Community, continues to expand and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. See Note 1 of Notes to Consolidated Financial Statements. See "Risk Factors -- Dependence Upon International Sales."

POST-MARKETING CLINICAL STUDIES

     The Company has completed the clinical trials required for FDA approval of those products which are marketed in the United States. In addition to those trials, the Company is also sponsoring a controlled, randomized, multicenter clinical study in the United States to continue to evaluate the clinical and economic value of its core technologies. Data from this study is being accumulated and analyzed to support the marketing of the Company's current products.

     In a Comparative Performance and Pathological Study conducted by the Division of Cardiology at the University of Texas Department of Medicine, the Company's FACT catheter was compared with conventional PTCA catheters from other leading manufacturers in an animal study. The investigators concluded that the use of the FACT catheter resulted in reduced arterial damage without reduction in catheter performance as determined by catheter preparation, trackability, pushability, inflation/deflation and angiographic visualization.

     A second study is comparing the Focus PTCA catheter with conventional PTCA catheters. The Focus Lesion Expansion Optimizes Results Study ("FLEXOR Study") will evaluate the efficacy of Focus technology in improving clinical results following angioplasty procedures. Success will be measured based on the ability of Focus technology to improve the minimal lumen diameter ("MLD") of the arterial opening, to increase safety and to reduce the number of catheters necessary for PTCA procedures. Results will be interpreted in light of any procedure-related vascular complications, restenosis and occurrences of other major clinical adverse cardiac events. MLD is a commonly-used measurement of the ability of a therapeutic tool to open a blocked artery and reestablish required blood flow. The FLEXOR Study was commenced in the fourth quarter of 1996. Completion is expected in 1997.

     Certain of the Company's products which utilize Focus technology have received FDA approval for PTCA and PTA indications. However, none of these products has received FDA approval for use in stent delivery. An investigator-controlled study is currently testing the Company's Focus technology with respect to stent implantation. The Optimal Stent Implantation Study ("OSTI-2 Study") is evaluating the ability of stent delivery with Focus technology compared with conventional delivery techniques to reduce acute outcomes and restenosis rates. The study is being conducted using two patient subgroups of approximately 100 patients each divided according to vessel size. In the first group, stent delivery is being evaluated in vessels greater than three millimeters in diameter; in the second group stent delivery is being evaluated in vessels less than three millimeters in diameter. Each subgroup presents different clinical issues related to stent delivery and the OSTI-2 Study protocol is evaluating the efficacy of Focus technology in each subgroup. The OSTI-2 Study began in February 1996 and is expected to be completed in 1997.

     The Company also intends to sponsor additional studies from time to time to assess the value of, and to expand clinical indications of, its existing and new technologies. The Company is planning a clinical study to expand the clinical uses of its Focus technology catheters to include balloon dilatation of previously deployed stents in order to properly implant the stent in the arterial wall of small coronary vessels. This study will include approximately 100 patients and is expected to be completed in 1997.

STRATEGIC RELATIONSHIPS

     The Company evaluates on an ongoing basis potential strategic relationships with corporate and other partners where such relationships may complement and expand CVD's research, development, sales and marketing capabilities. The Company is currently a party to four such agreements, described below.

     Advanced CardioVascular Systems, Inc. In January 1995, the Company entered into a license agreement with ACS. The parties subsequently confirmed their understanding with respect to certain matters in a second agreement dated March 4, 1996 (collectively, the "ACS Agreements"). Under the ACS Agreements, the Company acquired certain rights to ACS' SmartNeedle technology, subject to the payment of certain royalties. ACS was granted the option to acquire the exclusive worldwide rights to certain CVD perfusion technology, which ACS exercised on February 14, 1996. As a result, ACS has an exclusive worldwide right to develop, manufacture and market the Company's MAC I product line. In exchange for this technology, ACS is obligated to make milestone and minimum annual royalty payments to CVD, and also has certain obligations to develop and market the technology. In addition, in the event that CVD develops a product which combines coronary balloon angioplasty, perfusion and drug delivery technology on the same catheter, ACS will have certain rights to license such product. The ACS Agreements may be terminated upon 60 days notice in the event of a breach by the other party, subject to the breaching party's right to cure, or by ACS upon 30 days notice without cause.

     SCIMED Life Systems, Inc. The Company has entered into a Stock Purchase and Technology License Agreement, dated September 10, 1994, with SCIMED (the "SCIMED Agreement"). Pursuant to the SCIMED Agreement, SCIMED purchased a 19% equity position in the Company. SCIMED was also granted an exclusive worldwide license to certain combined site-specific drug delivery and coronary angioplasty technology, including the Company's Transport products, for use in the cardiovascular field in exchange for license and royalty fees. The SCIMED Agreement also requires CVD to provide certain technical assistance and to perform additional research and development relating to the licensed technology in exchange for fees and reimbursement of expenses. In the event that CVD's SCIMED-funded research and development efforts result in improvements to the licensed technology, SCIMED will have an exclusive worldwide license to the technology in the cardiovascular field and a non-exclusive license outside the cardiovascular field, both of which are subject to the payment of royalties. The SCIMED Agreement may be terminated in the event of breach on 90 days notice by the non-breaching party (or on 30 days notice in certain limited circumstances) or by SCIMED upon 180 days notice.

     Fukuda Denshi Co., Ltd. The Company entered into a Distribution Agreement, dated May 28, 1993, with Fukuda Denshi Co., Ltd. (the "Fukuda Agreement"), whereby Fukuda served as CVD's exclusive distributor for certain of the Company's products in Japan. In exchange for this exclusive distributorship, Fukuda paid a fee to CVD in addition to payments owing upon the purchase of the products. Fukuda also agreed to undertake all necessary clinical trials to obtain approval from Japanese regulatory authorities for the sale of the products in Japan. Fukuda's purchases under the Fukuda Agreement are subject to certain minimum requirements. The initial term of the Fukuda Agreement expires on May 31, 1998, subject to a five-year extension. The Fukuda Agreement may also be terminated in the event of breach upon 90 days notice by the non-breaching party. In July 1995 and May 1996, the distribution agreement with Fukuda was amended to grant Fukuda exclusive distribution rights to additional CVD products. Under these amendments, the Company received $750,000 which converted into the right to receive 62,500 shares of Common Stock upon the consummation of the Company's initial public offering on June 19, 1996. Fukuda received these shares on November 29, 1996. The Company recently informed Fukuda of its decision to terminate the existing Fukuda Agreement and does not expect that any obligations will arise as a result of such termination. The Company expects that Fukuda will continue to distribute its products at least through 1997. The Company is currently negotiating with several distributors, including Fukuda, regarding a new distribution agreement for the Japanese market.

     EndoSonics Corporation. The Company has entered into a license agreement with EndoSonics, dated December 22, 1995 (the "EndoSonics Agreement"), pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to CVD's Focus technology for the development and sale of a combined Focus/Ultrasound product. In exchange, CVD received the non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. The EndoSonics Agreement may be terminated in the event of breach upon 60 days notice by the nonbreaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the EndoSonics PMA and would be required to seek independent FDA approval for such products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in March of 1996, EndoSonics purchased 400,000 shares of CVD's Series B Preferred Stock for a purchase price of $8,000,000, that converted into 800,000 shares of Common Stock upon the consummation of the Company's initial public offering on June 19, 1996. See "Certain Transactions -- Relationship with EndoSonics Corporation."

     Medtronic, Inc. On July 15, 1996, the Company entered into co-distribution agreements with Medtronic, providing for the co-distribution of the Company's FACT, CAT and ARC balloon angioplasty catheters. Under the terms of these agreements, Medtronic will purchase a minimum number of angioplasty catheters manufactured by the Company for distribution worldwide for a period of up to three years. If the Company is unable to meet its delivery obligations regarding the purchased catheters, up to 60% of the Company's manufacturing capacity will be devoted to manufacturing such catheters for Medtronic. Specific products to be distributed by Medtronic will differ in individual country markets. The initial term of the Medtronic agreements is for a period of three years from the date of first delivery of a product. The agreements may be terminated in the event of breach upon notice by the nonbreaching party, subject to the breaching party's right to cure.

PATENTS AND PROPRIETARY INFORMATION

     The Company's policy is to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business. The Company has eleven issued U.S. patents covering certain aspects of its catheter technology and licenses, and additional patents relating to the vascular access and IDI stent technology. No assurance can be given that any issued patents will provide competitive advantages for the Company's products, or that they will not be challenged or circumvented by competitors.

     The interventional cardiovascular market in general and the balloon angioplasty catheter market (including the type of catheters offered by CVD) in particular have been characterized by substantial litigation regarding patent and other intellectual property rights. There can be no assurance that the Company's products do not infringe such patents or rights. During 1996, the Company received a notice of potential trademark infringement regarding the Company's use of the term "focal" in connection with the Company's balloon angioplasty catheter. CVD entered into an agreement which prohibits the Company from using this term. The Company has since ceased any use thereof. In the event that any such third-parties assert claims against the Company for patent infringement and such patents are upheld as valid and enforceable, the Company could be prevented from utilizing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of any such patents or redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be so on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. In addition, foreign intellectual property laws may not provide protection commensurate with that provided by U.S. intellectual property laws, and there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The Company also relies on trade secrets and proprietary technology and enters into confidentiality and non-disclosure agreements with its employees, consultants and advisors. There can be no assurance that the confidentiality of such trade secrets or proprietary information will be maintained by employees, consultants, advisors or others, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Litigation may be necessary to defend against claims of infringement or invalidity, to enforce patents issued to the Company or to protect trade secrets. There can be no assurance that any such litigation would be successful. Any litigation could result in substantial costs to, and diversion of resources by, the Company and its officers, which would have a material adverse effect on its business, financial condition and results of operations. See "Risk
Factors -- Reliance on Patents and Proprietary Technology; Risk of Patent Infringement."

COMPETITION

     The Company believes that the primary competitive factors in the market for interventional cardiology devices are: clinical effectiveness, product safety, catheter size, flexibility and trackability, ease of use, reliability, price and availability of third party reimbursement. In addition, a company's distribution capability and the time in which products can be developed and receive regulatory approval are important competitive factors. The Company believes it competes favorably with respect to the foregoing factors. The Company also believes that its competitive position is dependent upon its ability to continue to develop innovative new catheter technologies and obtain rapid regulatory approval.

     Competition in the market for devices used in the treatment of cardiovascular and peripheral vascular disease is intense, and is expected to increase. The interventional cardiology market is characterized by rapid technological innovation and change, and the Company's products could be rendered obsolete as a result of future innovations. The Company's catheters and other products under development compete or will compete with catheters marketed by a number of manufacturers, including ACS, SCIMED, JJIS and Cordis Corporation, subsidiaries of Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc. and Schneider USA, a subsidiary of Pfizer, Inc. Such companies have significantly greater financial, management and other resources, established market positions, and significantly larger sales and marketing organizations than does the Company. The Company also faces competition from manufacturers of other catheter-based atherectomy devices, vascular stents and pharmaceutical products intended to treat vascular disease. In addition, the Company believes that many of the purchasers and potential purchasers of the Company's products prefer to purchase catheter products from a single source. Accordingly, many of the Company's competitors, because of their size and range of product offerings, have a competitive advantage over the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more clinically effective or cost effective than any that are being marketed or developed by the Company, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products prior to the Company. See "Risk
Factors -- Significant Competition."

THIRD-PARTY REIMBURSEMENT

     In the United States, the Company's products are purchased primarily by medical institutions, which then bill various third-party payors, such as Medicare, Medicaid, and other government programs and private insurance plans, for the health care services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group ("DRG") established by the U.S. HCFA. The fixed rate of reimbursement is based on the procedure performed, and is unrelated to the specific devices used in that procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Reimbursement of interventional procedures utilizing the Company's products is currently covered under a DRG. There can be no assurance that reimbursement for such procedures will continue to be available, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limitations on Third-Party Reimbursement."

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and in other countries. The Company believes that its success will be significantly dependent upon commercial sales of improved versions of its catheter products. The Company will not be able to market these new products in the United States unless and until the Company obtains approval or clearance from the FDA. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     If a medical device manufacturer can establish that a newly developed device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device that the FDA has not called for a PMA, the manufacturer may seek clearance from the FDA to market the device by filing a premarket notification with the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. All of the 510(k) clearances received for the Company's catheters were based on substantial equivalence to legally marketed devices. There can be no assurance that 510(k) clearance for any future product or significant modification of an existing product will be granted or that the process will not be unduly lengthy. In addition, if the FDA has concerns about the safety or effectiveness of any of the Company's products, it could act to withdraw approval or clearances of those products or request that the Company present additional data. Any such actions would have a material adverse effect on the Company's business, financial condition and results of operations.

     If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review to assure safety and effectiveness, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sales and marketing of the device in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) clearance process and always requires the submission of clinical data. It is expected that certain of the Company's products under development will be subject to this PMA process. The Company currently has a non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. This agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the EndoSonics PMA and would be required to seek independent FDA approval for any such products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to register as a medical device manufacturer with the FDA and maintain a license with certain state agencies, such as the CDHS. As such, the Company is inspected on a routine basis by both the FDA and the CDHS for compliance with GMP regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company has also undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. Further, the Company is required to comply with various FDA requirements for labeling. The Medical Device Reporting laws and regulations require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications. CVD has received FDA approval to market the FACT and ARC catheters, which utilize the FOCUS technology, for coronary balloon angioplasty. These catheters are marketed outside the United States for use in stent deployment. However, without specific FDA approval for stent deployment, these catheters may not be marketed by the Company in the United States for such use.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, government regulations may be established in the future that could prevent or delay regulatory clearance or approval of the Company's products. Delays in receipt of clearances or approvals, failure to receive clearances or approvals or the loss of previously received clearances or approvals would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     International sales of the Company's products are subject to the registration requirements of each country. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in such foreign countries to obtain the requisite regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis or at all. In addition, the FDA must approve the export to certain countries of devices that require a PMA but are not yet approved domestically. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Failure to receive the right to affix the CE mark will prevent the Company from selling its products in member countries of the European Union, which would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY

     The Company faces the risk of financial exposure to product liability claims. The Company's products are often used in situations in which there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. The Company is currently covered under a product liability insurance policy with coverage limits of $2.0 million per occurrence and $2.0 million per year in the aggregate. There can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. There can be no assurance that the Company will not incur significant product liability claims in the future. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of the

Company's products and the Company's ability to obtain and maintain regulatory approval for its products and substantially divert the time and effort of management away from the Company's operations.

EMPLOYEES

     As of April 15, 1997, the Company had 161 employees, including 94 in manufacturing, 32 in research, development and regulatory affairs, 28 in sales and marketing and 7 in administration. The Company believes that the success of its business will depend, in part, on its ability to attract and retain qualified personnel. The Company believes it has good relations with its employees.

PROPERTIES

     Currently, the Company leases facilities aggregating approximately 33,000 square feet in Irvine, California under lease agreements which expire beginning in 1998. The Company believes that its facilities are adequate to meet its requirements through mid-1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company, and their ages as of May 30, 1996, are as follows:

                   NAME                     AGE                      POSITION
------------------------------------------  ----    ------------------------------------------
Michael R. Henson.........................    51    President, Chief Executive Officer and
                                                      Chairman of the Board of Directors
Dana P. Nickell...........................    47    Vice President, Finance and
                                                    Administration, Chief Financial Officer
                                                      and Secretary
Harold A. Heitzmann.......................    49    Vice President, Research, Development and
                                                      Engineering
Jeffrey F. O'Donnell......................    37    Vice President, Sales and Marketing
Jeffrey H. Thiel..........................    41    Vice President, Operations
Claire K. Walker..........................    50    Vice President, Clinical Affairs
Bart R. Navarro...........................    51    Director of Research and Development
George F. Kick............................    51    Business Manager, Peripheral Products
Blair W. Breyne...........................    38    Director of International Market
                                                    Development
Robert J. Imdieke.........................    43    Manager, Quality Assurance
Mitchell Dann(1)..........................    36    Director
William G. Davis(1).......................    65    Director
Gerard von Hoffmann(2)....................    41    Director
Edward M. Leonard(2)......................    55    Director

---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Michael R. Henson joined the Company as President and Chief Executive Officer in February 1995. Prior to joining CVD, Mr. Henson served as the Chief Executive Officer of EndoSonics from 1988 to February 1995. He was appointed Chairman of the Board of Directors of EndoSonics in February 1993. Between April 1983 and February 1988, Mr. Henson served as President and Chief Executive Officer of Trimedyne, Inc., a manufacturer of medical lasers and catheters. Prior to joining Trimedyne in 1983, Mr. Henson held positions as Vice President for G.D. Searle & Company, Director of Marketing for the Hospital Products Division of Abbott Laboratories, and Marketing Manager for Bristol Myers and Company. Mr. Henson is also a director of Urologix, Inc.

     Dana P. Nickell joined the Company as Vice President, Finance and Administration and Chief Financial Officer in December 1995 and was appointed Secretary in May 1996. Prior to joining CVD he was Chief Financial Officer of Innerspace Inc., a medical device manufacturer which filed for bankruptcy protection in 1995, from May 1994 to April 1995. From August 1993 until April 1994, Mr. Nickell served as Chief Financial Officer of Masimo Corporation, a developer of pulse oximeter technology. Between November 1988 and June 1993, Mr. Nickell was Chief Financial Officer and Vice President, Finance, Administration and Business Development of EndoSonics. He also served as Secretary of EndoSonics from January 1990 to August 1992. Mr. Nickell is a Certified Public Accountant.

     Harold A. Heitzmann, Ph.D., joined the Company as Vice President, Research, Development and Engineering in March 1997. From September 1995 to February 1997, Dr. Heitzmann was Vice President, Catheter Development for Cardiac Pathways. From September 1991 to April 1995, Dr. Heitzmann was Director of Engineering at Innerspace, Inc., a medical device company. From 1983 to September 1991, Dr. Heitzmann held various engineering management positions with Baxter Healthcare Corporation, most recently as Director of Advanced Cardiology Projects.

     Jeffrey F. O'Donnell has served as Vice President, Sales & Marketing at the Company since November 1995. Prior to joining CVD, Mr. O'Donnell served as President and Vice President of Marketing and Business Development of Kensey Nash Corporation, a medical device manufacturer, from January 1994 to May 1995. From 1988 to 1994 Mr. O'Donnell held various sales and regional management positions at ACS. Prior to working at ACS, Mr. O'Donnell held senior sales and marketing positions with Boston Scientific and Johnson & Johnson.

     Jeffrey H. Thiel has served as Vice President, Operations since October 1996. Prior to joining CVD, Mr. Thiel served as Director of Operations of BEI Medical Systems from May 1995 to October 1996. From July 1989 to November 1994, Mr. Thiel held various Manufacturing and Operation Management positions with St. Jude Medical.

     Claire K. Walker joined the Company in November 1994 as Director of Clinical Affairs of the Company. In April 1997, she became Vice President, Clinical Affairs. From May 1992 to November 1994, Ms. Walker provided clinical marketing consulting services to CVD. From September 1990 to November 1992, Ms. Walker served as a principal of CKW and Associates providing project specific consulting services to InterVentional Technologies, Inc., a medical device company. From July 1981 to August 1988, Ms. Walker was employed by ACS as a clinical specialist and from 1984 through 1988 worked as a direct sales representative. Ms. Walker also worked as a cardiovascular catheterization laboratory nurse.

     Bart R. Navarro joined the Company in February 1995 as Director of Manufacturing. In January 1997, he became Director of Research and Development. From September 1989 to February 1995, Mr. Navarro served as Director of Manufacturing for Eclipse Surgical Technologies, Inc. From March 1985 to September 1989, Mr. Navarro served as Manager of Manufacturing for MCM Laboratories, Inc., a medical device manufacturer. From June 1981 to March 1985, Mr. Navarro served as a Process Engineer for Manufacturing for ACS.

     George F. Kick joined the Company in March 1995 and served as Director of U.S. Marketing until December 1995 when he became the Business Manager, Peripheral Products. From January 1992 to March 1995, Mr. Kick worked as a consultant and project manager at NeuroNavigational, a medical device manufacturer, developing minimally invasive vascular surgical systems for arterial bypass in the leg. From February 1979 to December 1991, he served as President of Dynamic Concepts, a cardiovascular distribution company, representing Trimedyne, Telectronics, CryoLife and other high tech start-up companies.

     Blair W. Breyne joined the Company in January 1994 and has served as Director of International Market Development for the Company since January 1995. From January 1994 through December 1994, Ms. Breyne served as Manager of International Market Development. Prior to joining the Company, Ms. Breyne was employed by EndoSonics from May 1990 through December 1993 as Manager and National Manager of Sales and Clinical Applications.

     Robert J. Imdieke joined the Company as Manager of Quality Assurance in January 1995. Prior to joining CVD, Mr. Imdieke served as Manager, Quality Assurance at Imagyn Medical, Inc. from June 1991 to January 1995. From December 1989 until February 1991, he served as Quality Control Supervisor at Advanced Interventional Systems. Mr. Imdieke also served as Quality Assurance Manager at Trimedyne, Inc. from November 1984 through May 1989.

     Mitchell Dann joined the Company as a director in April 1996. Since April 1991, Mr. Dann has been President of M. Dann & Co., Inc., a venture capital advisory firm. From October 1982 to April 1991, he co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisors, Inc. Mr. Dann is Chairman of the Board of Urologix, Inc.

     William G. Davis joined the Company as a director in January 1995. Mr. Davis is an independent business consultant. From 1957 to 1984, Mr. Davis was associated with Eli Lilly and Company. He served as Executive Vice President, Eli Lilly International Corporation, from 1972 to 1975, Executive Vice President, Pharmaceutical Division, from 1975 to 1982, and President, Medical Instrument Systems Division, from 1982 until his retirement in 1984. Mr. Davis is also a director of ALZA Corporation, Collagen Corporation, EndoSonics and Target Therapeutics, Inc.

     Gerard von Hoffmann joined the Company as a director in April 1996. He has been with the law firm of Knobbe, Martens, Olson & Bear LLP since 1986 and has been a partner since 1989.

     Edward M. Leonard was appointed as a director in April 1996. He has been a partner in the law firm of Brobeck, Phleger & Harrison LLP since 1977. Mr. Leonard is also a director of EndoSonics.

     The Company currently has authorized five directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of CVD, administers the various incentive compensation and benefit plans (including the Company's stock plans) of CVD and recommends policies relating to such incentive compensation and benefit plans. The Audit Committee reviews the need for internal auditing procedures and the adequacy of internal controls and meets periodically with management and the independent auditors. The Board of Directors may establish additional committees from time to time.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer, and the two other executive officers whose compensation for the 1996 fiscal year was in excess of $100,000 (the "Named Officers"), for services rendered in all capacities to the Company for each of the last two fiscal years. No other executive officers received compensation in excess of $100,000 for each of the last two fiscal years. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1996 fiscal year resigned or terminated employment during that year.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                      ------------
                                                         ANNUAL COMPENSATION             SHARES
                                                    -----------------------------      UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR     SALARY(1)     BONUS        OPTIONS
--------------------------------------------------  ----     --------     -------     ------------
Michael R. Henson.................................  1996     $200,000     $60,000        130,000
  President and Chief Executive Officer             1995      189,850      70,000        250,000
Dana P. Nickell...................................  1996      108,000      19,440             --
  Vice President, Finance and Administration        1995        5,934          --             --
Jeffrey F. O'Donnell..............................  1996      179,200      15,000             --
  Vice President, Sales and Marketing               1995        8,585       4,000             --

---------------

(1) Includes amounts contributed by the Named Officers to the Company's 401(K) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to the stock option grants made during the 1996 fiscal year under the Company's 1996 Stock Option/Stock Issuance Plan to the Named Officers. No stock appreciation rights were granted during such fiscal year to the Named Officers.

                                          INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                          --------------------------------------------------               VALUE
                                        % OF TOTAL                                AT ASSUMED ANNUAL RATES
                          NUMBER OF      OPTIONS                                      OF STOCK PRICE
                          SECURITIES    GRANTED TO    EXERCISE                       APPRECIATION FOR
                          UNDERLYING   EMPLOYEES IN    OR BASE                          OPTION TERM
                           OPTIONS        FISCAL        PRICE     EXPIRATION     -------------------------
          NAME            GRANTED(1)     YEAR(2)      ($/SH)(3)      DATE         5%($)(4)      10%($)(4)
------------------------  ----------   ------------   ---------   ----------     ----------     ----------
Michael R. Henson.......    130,000        40.75%      $ 12.50    11/03/2006     $1,021,954     $2,589,831
Dana P. Nickell.........         --           --            --            --             --             --
Jeffrey F. O'Donnell....         --           --            --            --             --             --

---------------

(1) The option listed in the table was granted under the Company's 1996 Stock Option/Stock Issuance Plan. The option was granted on November 4, 1996, and has a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the Company. Twenty-five percent (25%) of the options are exercisable upon the optionee's completion of one year of service measured from November 4, 1996, and as to the balance of the option shares in a series of successive equal monthly installments upon the optionee's completion of each additional month of service over the next 36 months thereafter.

(2) Based upon options granted for an aggregate of 319,000 shares to employees in 1996, including the Named Officers.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1996 Stock Option/Stock Issuance Plan, has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the grant date.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth information concerning the exercise of options during the 1996 fiscal year and unexercised options held by the Named Officers as of the end of such year. No stock appreciation rights were exercised by the Named Officers during such fiscal year or were outstanding at the end of that year.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                             ACQUIRED     AGGREGATE           OPTIONS AT FY-END          OPTIONS AT FY-END($)(2)
                                ON          VALUE        ---------------------------   ---------------------------
           NAME              EXERCISE   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  --------   --------------   -----------   -------------   -----------   -------------
Michael R. Henson..........   66,000       $438,900         50,667        263,333      $   602,000    $ 1,646,000
Dana P. Nickell............        0              0         14,000         42,000          161,000        483,000
Jeffrey F. O'Donnell.......        0              0         25,000         75,000          288,000        863,000

---------------

(1) Based on the deemed fair value (as determined by the Board) for options exercised prior to the initial public offering, less the exercise price payable for such shares.

(2) Based on the fair market value of the Company's Common Stock at year-end, $13.00 per share, less the exercise price payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed in May 1996, and the members of the Compensation Committee are Messrs. Davis and Dann. Neither of these individuals was at any time during the fiscal year ended December 31, 1996, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1996 STOCK OPTION/STOCK ISSUANCE PLAN

     The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") serves as the successor equity incentive program to the Company's 1995 Stock Option Plan (the "Predecessor Plan"). The 1996 Plan was adopted by the Board of Directors and approved by the stockholders on May 1, 1996, (the "Effective Date"). On April 8, 1997 the Board of Directors amended the 1996 Plan to (i) increase the number of shares authorized for issuance thereunder, (ii) render non-employee Board members eligible to participate in the Discretionary Option Grant and Stock Issuance Programs and (iii) make certain other changes to take advantage of amendments made in 1996 to Rule 16b-3 of the Securities and Exchange Commission which exempts certain officer and director transactions under the 1996 Plan from the short-swing profit liability provisions of the Federal securities laws. The amendments to the 1996 Plan were approved by the Company's stockholders at the 1997 Annual Meeting. Under the 1996 Plan, 1,900,000 shares of Common Stock have been authorized for issuance. This share reserve is comprised of (i) the 1,200,000 shares which remained available for issuance under the Predecessor Plan as of the Effective Date, including the shares subject to outstanding options thereunder and (ii) the 700,000-share increase adopted by the Board of Directors in April 1997 and approved by the stockholders at the 1997 Annual Meeting. The outstanding options under the Predecessor Plan were incorporated into the 1996 Plan on the Effective Date, and no further option grants will be made under the Predecessor Plan after such date. The incorporated options will continue to be governed by their original terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions specified below for the Discretionary Option Grant Program in effect under the 1996 Plan. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 800,000 shares in the aggregate over the term of the Plan.

     The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

     The Discretionary Option Grant and Stock Issuance Programs are administered by the Compensation Committee. The Compensation Committee as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

     Under the 1996 Plan, upon an acquisition of the Company by merger or asset sale or a hostile take-over of the Company, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances. The options granted under the Predecessor Plan will be assumed or replaced in a merger or asset sale but do not include any acceleration provisions in connection with such a merger or asset sale or upon a hostile take-over, although such options may be accelerated at the discretion of the Plan Administrator.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. No stock appreciation rights exist with respect to options currently outstanding under the Predecessor Plan.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Under the Automatic Option Grant Program, each non-employee Board member serving on June 19, 1996, the date the Underwriting Agreement for the initial public offering was executed, received an option grant on such date for 5,000 shares of Common Stock. Each individual who first becomes a non-employee Board member thereafter will receive a 5,000-share option grant on the date such individual joins the Board provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board after the meeting will receive an additional option grant to purchase 5,000 shares of Common Stock whether or not such individual has been in the prior employ of the Company.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 5,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional annual 5,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on April 30, 2006, unless sooner terminated by the Board.

NON-EMPLOYEE BOARD MEMBER REMUNERATION

     The Company has adopted a policy under which each non-employee board member receives a cash payment in the amount of $1,500 per quarter.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders on May 1, 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 200,000 shares of Common Stock has been established for this purpose.

     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of twenty-four months. The initial offering period began on June 19, 1996, the day the Underwriting Agreement for the initial public offering was executed, based on the initial public offering price and will end on the last business day in July 1998. Each offering period will be comprised of successive purchase intervals, each having a duration of six months. However, the first purchase interval under the initial offering period began on June 19, 1996 and ended in January 31, 1997. Shares of Common Stock will be purchased for each participant at the end of each purchase interval during the offering period. If the fair market value of the Common Stock on any purchase date in the offering period is less than the fair market value of the Common Stock at the start of the offering period, then that offering period will terminate and a new offering period will automatically commence on the next business day following that purchase date.

     Payroll deductions may not exceed 10% of base salary for each purchase interval. The purchase price per share will be 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event may any participant purchase more than 950 shares of Common Stock on any purchase date.

     The Board may terminate the Purchase Plan at any time. The Purchase Plan will terminate in all events on the last business day in July 2006.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

     The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors. These agreements require the Company, among other things, to indemnify such director against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

     The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with any of its executive officers.

     The Compensation Committee as Plan Administrator of the 1996 Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officers or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ENDOSONICS CORPORATION

     On June 15, 1992, EndoSonics acquired a 40% interest in CVD in exchange for $568,000 in cash. Upon completion of this investment, EndoSonics' President and Chief Executive Officer owned a 19% equity interest in CVD and served as Chairman of the Board. Pursuant to an Agreement and Plan of Reorganization between EndoSonics and CVD signed on June 9, 1993, EndoSonics acquired all of the outstanding capital stock of CVD in exchange for $335,000 in cash and 250,000 shares of EndoSonics' Common Stock with an aggregate market value of $1,563,000. Pursuant to the terms of the Agreement and Plan of Reorganization, in June 1995, EndoSonics became obligated to issue 50,000 shares of its Common Stock with an aggregate market value of $488,000, to the former shareholders of CVD because the market price of EndoSonics' stock did not exceed a specified price for a specified period during the two-year period following the acquisition. On March 29, 1996, EndoSonics acquired 400,000 shares of Series B Preferred Stock for a purchase price of $8,000,000, which converted into 800,000 shares of Common Stock upon the consummation of the initial public offering.

     During 1994 and 1995, EndoSonics manufactured certain of the Company's catheter products. Total purchases from EndoSonics during 1994 and 1995 amounted to $0.8 million and $0.2 million, respectively. In addition, during 1994 EndoSonics performed certain billing and collection services for the Company in return for a fee per invoice which amounted to $10,000. In addition, since August 1993, certain of the Company's corporate expenses, including Mr. Henson's salary, were paid by EndoSonics and accounting, cash management and other administrative services were performed by EndoSonics. Pursuant to this arrangement, the Company paid EndoSonics an aggregate of $227,000, $340,000 and $156,000 for 1994, 1995 and 1996, respectively. In addition, EndoSonics paid Mr. Henson's bonus for 1995. See "Management -- Executive Compensation."

     The Company entered into a license agreement with EndoSonics, dated December 22, 1995 (the "EndoSonics Agreement"), pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to CVD's Focus technology for the development and sale of a combined Focus/Ultrasound product. In exchange, CVD received the non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. The EndoSonics Agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure.

     CVD and EndoSonics have entered into certain agreements for the purpose of defining the ongoing relationship between the two companies. EndoSonics owned approximately 84% of the outstanding voting capital stock of CVD prior to the initial public offering and currently owns approximately 44% of CVD's Common Stock. Accordingly, these agreements are not the result of arm's-length negotiations between independent parties.

     CVD and EndoSonics have entered into a Tax Allocation Agreement that provides, among other things, for (i) the allocation of tax liabilities and adjustments thereto as between the business of the Company and other businesses conducted by EndoSonics and its affiliates related to periods in which the Company is includable in consolidated federal income tax returns filed by EndoSonics, (ii) the allocation of responsibility for filing tax returns and
(iii) the conduct of and responsibility for taxes owed in connection with tax audits and various related matters, as described below.

     EndoSonics has agreed to indemnify CVD for any federal and state income tax liability arising out of any audit with respect to periods ending prior to the closing of the Company's initial public offering and for which CVD was included in EndoSonics' consolidated federal income tax return or a state unitary or combined return. In addition, with respect to periods for which CVD is included in EndoSonics' federal consolidated or state unitary tax return, EndoSonics shall control the filing of such returns and the conduct of any audits thereof. With respect to periods following the closing of the initial public offering, the Company will file its own federal income tax return and will not be included in EndoSonics' federal return. The Company will initially be included in certain unitary or combined returns for state tax purposes. To the extent this occurs, this agreement generally treats the Company as a separate taxpayer and charges the Company with its separate tax return liability.

     EndoSonics and CVD have entered into a Stockholder Agreement providing that all transactions between the Company and EndoSonics or any affiliate of EndoSonics must be approved by a special committee of CVD's Board of Directors comprised of two directors who are not officers, directors, employees or affiliates of EndoSonics. The members of this committee are Mitchell Dann and Gerard von Hoffmann. No transactions between the Company and EndoSonics are currently contemplated. During the effective term of the Agreement, EndoSonics may not vote to eliminate from the Company's Certificate of Incorporation provisions requiring cumulative voting for the election of directors. The provisions of the Agreement became effective upon the consummation of the initial public offering and terminate on the earlier of seven years from the date of the Agreement or on the date EndoSonics beneficially owns less than 25% of CVD's Common Stock.

     On January 27, 1997, EndoSonics announced that the EndoSonics Board of Directors had approved a dividend distribution of one CVD share for every 25 EndoSonics shares. The distribution is expected to take place in the second half of 1997 to EndoSonics Stockholders then of record. The exact record date and date of distribution have not yet been determined.

     EndoSonics and CVD have entered into a Registration Rights Agreement in connection with the acquisition of Cardiometrics by EndoSonics which provides that CVD will use its best efforts to register under the Securities Act, the CVD shares held by EndoSonics for distribution to Cardiometrics' stockholders in the Merger. EndoSonics has agreed to bear all expenses incurred in connection with such registration.

OTHER TRANSACTIONS

     On September 10, 1994, the Company entered into a Stock Purchase and Technology License Agreement with SCIMED (the "SCIMED Agreement"). Pursuant to the SCIMED Agreement, SCIMED purchased a 19% equity position in the Company for a purchase price of $2,500,000. SCIMED was also granted an exclusive worldwide license to certain site-specific drug delivery/PTCA technology for use in the cardiovascular field in exchange for license and royalty fees. The SCIMED Agreement also requires CVD to provide certain technical assistance and to perform additional research and development relating to the licensed technology in exchange for fees and reimbursement of expenses, respectively. In the event that CVD's SCIMED-funded research and development efforts result in improvements to the licensed technology, SCIMED will have an exclusive worldwide license to the technology in the cardiovascular field and a non-exclusive license outside the cardiovascular field, both of which are subject to the payment of royalties. The SCIMED Agreement may be terminated in the event of breach on 90 days notice by the non-breaching party (or on 30 days notice in certain limited circumstances) or by SCIMED upon 180 days notice.

     In connection with the adoption of the Predecessor Plan, the Company issued a warrant to SCIMED in June 1995 to purchase 40,000 shares of Series A Preferred Stock at an exercise price of $6.58 per share in exchange for a waiver of SCIMED's anti-dilution rights under the SCIMED Agreement. The Company subsequently issued a warrant for an additional 20,000 shares of Series A Preferred at $6.58 per share in connection with an increase in the number of shares reserved for issuance under the Predecessor Plan. Following the consummation of the initial public offering, these warrants became exercisable for 80,000 shares of Common Stock and 40,000 shares of Common Stock, respectively, at an exercise price of $3.29 per share.

     On June 15, 1996, CVD extended a loan in the amount of $150,000, to Jeffrey
F. O'Donnell, the Company's Vice President of Sales and Marketing. The note was secured by a second deed of trust on Mr. O'Donnell's home and has a five-year term with interest compounding semi-annually at 6%. The principal and interest will be due five years from the date of the note.

     On September 16, 1996, the Company extended an interest free loan to Michael Henson in the amount of $175,000. The principal amount of the loan will be due in full on September 19, 1998. The Company secured the note by a deed of trust on certain real property owned by Mr. Henson.

     On January 24, 1997, the Company extended a loan in the amount of $100,000 to Jeffrey H. Thiel, the Company's Vice President of Operations. The note was secured by a second deed of trust on Mr. Thiel's home and has a five-year term with interest compounding semi-annually at 6%. The principal and interest will be due five years from the date of the note.

     Edward M. Leonard and Gerard von Hoffmann, directors of the Company, are members of the law firms of Brobeck, Phleger & Harrison LLP and Knobbe Martens, Olson & Bear LLP, respectively. Both of these firms render legal services to the Company.

     It is the Company's policy that all interested-party transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following tables set forth certain information regarding beneficial ownership of the Company's Common Stock as of April 15, 1997 and as of the consummation of the Merger, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Named Officer and (iv) all current officers and directors as a group.

                                                     NUMBER                      NUMBER      PERCENT OF
                                                    OF SHARES    PERCENT OF    OF SHARES    OUTSTANDING
                                                   BENEFICIALLY  OUTSTANDING   REGISTERED   SHARES AFTER
          NAME OF PRINCIPAL STOCKHOLDER            OWNED(1)(2)     SHARES       FOR SALE    DISTRIBUTION
-------------------------------------------------  -----------   -----------   ----------   ------------
EndoSonics Corporation...........................   4,040,000       44.38%      1,488,528       28.03%
  6616 Owens Drive
  Pleasanton, CA 94588
Boston Scientific Corporation(3).................     766,000        8.41              --        8.41
  One Boston Scientific Place
  Natick, MA 01760
Wells Fargo Bank, N.A.(4)........................     642,500        7.06              --        7.06
  464 California Street
  San Francisco, CA 94163
Scudder, Stevens & Clark, Inc.(5)................     584,300        6.42              --        6.42
  345 Park Avenue
  New York, New York 10154
Michael R. Henson(6).............................     142,708        1.56              --        1.56
Mitchell Dann(7).................................       7,500           *              --           *
William G. Davis(8)..............................       9,125           *              --           *
Gerard von Hoffmann(9)...........................       6,150           *              --           *
Edward M. Leonard(10)............................       6,807           *              --           *
Dana P. Nickell(11)..............................      18,033           *              --           *
Jeffrey F. O'Donnell(12).........................      35,416           *              --           *
All directors and officers as a group (13
  persons)(13)...................................     316,835        3.29              --        3.29

---------------
  *  Represents beneficial ownership of less than 1%.

 (1) The number of shares of Common Stock beneficially owned includes any shares issuable pursuant to stock options that may be exercised within 60 days after April 15, 1997. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed to be outstanding for computing the percentage of any other person.

 (2) The number of shares of Common Stock outstanding includes the 2,074,064 shares of Common Stock being registered by the Company hereunder.

 (3) Pursuant to a Schedule 13G filed with the Commission on February 14, 1997, Boston Scientific Corporation reported that as of December 31, 1996 it had sole voting and investment power over 880,000 shares. Boston Scientific Corporation provided further information to the Company that it sold 114,000 shares on March 7, 1997. Includes warrants to purchase 120,000 shares of the Company's Common Stock.

 (4) Pursuant to a Schedule 13G filed with the Commission on February 14, 1997, Wells Fargo Bank, N.A. reported that as of December 31, 1996 it had shared investment power over such 642,500 shares, sole voting power over 561,600 of such shares and shared voting power over 1,500 of such shares.

 (5) Pursuant to a Schedule 13G filed with the Commission on February 10, 1997, Scudder Stevens & Clark, Inc. reported that as of December 31, 1996 it had sole investment power over such 584,300 shares, sole voting power over 181,900 of such shares and shared voting power over 290,300 of such shares.

 (6) Includes 26,208 shares subject to options exercisable within 60 days after April 15, 1997.

 (7) Includes 5,000 shares subject to options exercisable within 60 days after April 15, 1997.

 (8) Includes 7,125 shares subject to options exercisable within 60 days after April 15, 1997.

 (9) Includes 5,000 shares subject to options exercisable within 60 days after April 15, 1997.

(10) Includes 5,000 shares subject to options exercisable within 60 days after April 15, 1997.

(11) Includes 17,833 shares subject to options exercisable within 60 days after April 15, 1997.

(12) Includes 35,416 shares subject to options exercisable within 60 days after April 15, 1997.

(13) Includes 196,497 shares subject to options exercisable within 60 days after April 15, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of April 15, 1997, there were 9,103,459 shares of Common Stock outstanding that were held of record by 75 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued are fully paid and nonassessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

     The Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

  Delaware Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services. Its address is 400 South Hope Street, Fourth Floor, Los Angeles, CA 90071, and its telephone number is (213) 553-9700.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of Common Stock in the public market during and after this offering could adversely affect the market price of the Common Stock. As of April 15, 1997, the Company had 9,103,459 shares outstanding. Including all of the Shares registered for sale hereby, 5,610,054 of the Company's outstanding shares are freely tradable without restriction. Approximately 2,531,768 additional shares are eligible for sale, including 1,809,768 shares held by EndoSonics, not registered for sale hereunder, and 646,000 shares held by SCIMED. Sales of any such shares in the public market could adversely affect the market price of the Common Stock. The Company has also registered 1,200,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option/Stock Issuance Plan and 200,000 shares under the Company's Employee Stock Purchase Plan. As of April 15, 1997, there were outstanding options under the Company's stock option plan to acquire approximately 1,188,000 shares. SCIMED is entitled to certain demand and piggyback registration rights with respect to its shares. If SCIMED, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were required to include in a Company-initiated registration shares held by SCIMED pursuant to the exercise of its piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the consummation of the initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company and the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following the initial public offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

OPTIONS

     As of April 15, 1997, options to purchase a total of approximately 229,000 shares of Common Stock pursuant to the 1996 Stock Option Plan were outstanding and exercisable and no additional shares of Common Stock were available for future option grants or direct issuances under the 1996 Stock Option/Stock Issuance Plan. See "Management -- 1996 Stock Option/Stock Issuance Plan," and Notes 11 and 13 of Notes to Financial Statements.

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the consummation of the initial public offering, subject to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period. On July 11, 1996, the Company filed a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's 1996 Stock Option/Stock Issuance Plan and Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan. Shares covered by this registration statement are eligible for sale in the public markets, subject to the Lock-up Agreements, if applicable.

REGISTRATION RIGHTS

     SCIMED, the holder of 646,000 shares of Common Stock is entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and SCIMED, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, SCIMED is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. SCIMED may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to its shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, SCIMED may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

     EndoSonics and CVD have entered into a Registration Rights Agreement in connection with the acquisition of Cardiometrics by EndoSonics which provides that CVD will use its best efforts to register under the Securities Act, the CVD shares held by EndoSonics for distribution to Cardiometrics' stockholders in the Merger. EndoSonics has agreed to bear all expenses incurred in connection with such registration.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be distributed by EndoSonics directly to the former stockholders, warrantholders and optionholders of Cardiometrics in connection with the acquisition of Cardiometrics by EndoSonics, pursuant to an Agreement and Plan of Reorganization, dated as of January 26, 1997, as subsequently amended, among EndoSonics, MergerSub and Cardiometrics.

     In order to comply with certain state securities laws the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, EndoSonics will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by EndoSonics.

     All of the Shares were originally issued by the Company to EndoSonics in connection with the acquisition by EndoSonics of all of the outstanding capital stock of the Company pursuant to an Agreement and Plan of Reorganization between EndoSonics and the Company dated June 9, 1993, and in connection with the acquisition by EndoSonics of 400,000 shares of the Company's Series B Preferred Stock on March 29, 1996, which converted into 800,000 shares of Common Stock upon the consummation of the Company's initial public offering. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to a registration rights agreement by and between the Company and Endosonics entered into in connection with the acquisition of Cardiometrics by EndoSonics. EndoSonics has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                 LEGAL MATTERS

     The legality of the securities being offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of CardioVascular Dynamics, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................  F-3
Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-4
Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the years ended December 31, 1994, 1995 and 1996..............................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7
Condensed Consolidated Balance Sheets as of December 31, 1996 and March 31, 1997
  (unaudited).........................................................................  F-17
Condensed Consolidated Statements of Operations for the three month periods ended
  March 31, 1996 and 1997 (unaudited).................................................  F-18
Condensed Consolidated Statements of Cash Flows for the three month periods ended
  March 31, 1996 and 1997 (unaudited).................................................  F-19
Notes to Condensed Consolidated Financial Statements (unaudited)......................  F-20

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
CardioVascular Dynamics, Inc.

     We have audited the accompanying consolidated balance sheets of CardioVascular Dynamics, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioVascular Dynamics, Inc. and subsidiary at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                 /s/ ERNST & YOUNG LLP

Orange County, California
January 30, 1997

                         CARDIOVASCULAR DYNAMICS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            ------     -------
ASSETS
Current Assets:
  Cash and cash equivalents...............................................  $1,568     $17,192
  Marketable securities available-for-sale................................      --      25,733
  Accounts receivable, net of allowance for doubtful accounts of $180 and
     $377, respectively...................................................   1,117       2,268
  Other accounts receivable...............................................      --         320
  Inventories.............................................................     754       2,899
  Other current assets....................................................      58         162
                                                                            ------     -------
          Total current assets............................................   3,497      48,574
Property and equipment:
  Furniture and equipment.................................................     357       1,161
  Leasehold improvements..................................................     174         310
                                                                            ------     -------
                                                                               531       1,471
  Less accumulated depreciation and amortization..........................    (107)       (289)
                                                                            ------     -------
          Net property and equipment......................................     424       1,182
Notes receivable from officers............................................      --         325
Other assets..............................................................      81           3
                                                                            ------     -------
          Total assets....................................................  $4,002     $50,084
                                                                            ======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses...................................  $1,684     $ 2,382
  Payable to Parent.......................................................   2,537          --
  Deferred distributorship fee revenue, current portion...................      50          50
                                                                            ------     -------
          Total current liabilities.......................................   4,271       2,432
Deferred distributorship fee revenue......................................      79          29
Convertible obligation....................................................     750          --
Commitments
Stockholders' equity (net capital deficiency):
  Convertible Preferred Stock, $.001 par value; aggregate liquidation preference of $13,160,000 as of December 31, 1995; 7,560,000 shares authorized, 2,000,000 and no shares issued and outstanding as of
     December 31, 1995 and 1996, respectively.............................       2          --
  Common Stock, $.001 par value; 30,000,000 shares authorized, no shares and 9,004,000 shares issued or outstanding at December 31, 1995 and
     1996, respectively...................................................      --           9
  Additional paid-in capital..............................................   5,670      58,869
  Deferred compensation...................................................    (345)       (376)
  Accumulated deficit.....................................................  (6,425)    (11,049)
  Unrealized gain on available-for-sale securities........................      --         170
                                                                            ------     -------
          Total stockholders' equity (net capital deficiency).............  (1,098)     47,623
                                                                            ------     -------
          Total liabilities and stockholders' equity (net capital
           deficiency)....................................................  $4,002     $50,084
                                                                            ======     =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
Revenue:
  Sales (including $43 to a related party in 1994)..........    $ 1,169     $ 3,462     $ 8,384
  License fee and other from related party..................      1,000          --         150
  Contract..................................................        220         641         200
                                                                 ------     -------     -------
     Total revenue..........................................      2,389       4,103       8,734
Operating costs and expenses:
  Cost of sales.............................................        848       2,051       4,111
  Charge for acquired in-process research and development...         --         488       2,133
  Research and development (including $73 in 1994 paid to
     EndoSonics)............................................      1,228       1,683       3,582
  Marketing and sales.......................................        748       1,526       3,358
  General and administrative (including $227, $340 and $156
     for the years ended December 31, 1994, 1995 and 1996,
     respectively, paid to EndoSonics)......................        587       1,331       1,548
                                                                 ------     -------     -------
     Total operating costs and expenses.....................      3,411       7,079      14,732
                                                                 ------     -------     -------
Loss from operations........................................     (1,022)     (2,976)     (5,998)
Other income:
  Interest income...........................................         --          42       1,324
  Distributorship fees and other income.....................         51          60          50
                                                                 ------     -------     -------
          Total other income................................         51         102       1,374
                                                                 ------     -------     -------
Net loss....................................................    $  (971)    $(2,874)    $(4,624)
                                                                 ======     =======     =======
Net loss per share (pro forma through June 1996)............    $ (0.25)    $ (0.65)    $ (0.65)
                                                                 ======     =======     =======
Shares used in computing net loss per share (pro forma
  through June 1996)........................................      3,876       4,441       7,141
                                                                 ======     =======     =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                        TOTAL
                                                                                                                    STOCKHOLDERS'
                         PREFERRED STOCK       COMMON STOCK     ADDITIONAL                             UNREALIZED      EQUITY
                        ------------------  ------------------   PAID-IN      DEFERRED    ACCUMULATED    GAIN ON    (NET CAPITAL
                          SHARES    AMOUNT    SHARES    AMOUNT   CAPITAL    COMPENSATION    DEFICIT    INVESTMENTS   DEFICIENCY)
                        ----------  ------  ----------  ------  ----------  ------------  -----------  -----------  -------------
Balance at December 31,
  1993.................         --  $  --    3,240,000   $  3    $  2,336      $   --      $  (2,580)     $  --        $  (241)
Sale of Common Stock to
  corporate investor...         --     --      760,000      1       2,499          --             --         --          2,500
Net loss...............         --     --           --     --          --          --           (971)                     (971)
                        ----------  -----   ----------    ---     -------       -----       --------       ----        -------
Balance at December 31,
  1994.................         --     --    4,000,000      4       4,835          --         (3,551)        --          1,288
Additional effects of
  merger with
  EndoSonics
  Acquisition Corp.....         --     --           --     --         488          --             --         --            488
Issuance of Preferred
  Stock in exchange for
  Common Stock.........  2,000,000      2   (4,000,000)    (4)          2          --             --         --             --
Deferred compensation
  resulting from grant
  of options...........         --     --           --     --         345        (345)            --         --             --
Net loss...............         --     --           --     --          --          --         (2,874)                   (2,874)
                        ----------  -----   ----------    ---     -------       -----       --------       ----        -------
Balance at December 31,
  1995.................  2,000,000      2           --     --       5,670        (345)        (6,425)        --         (1,098)
Sale of Preferred Stock
  to EndoSonics........    400,000     --           --     --       8,000          --             --         --          8,000
Conversion of Preferred
  Stock................ (2,400,000)    (2)   4,800,000      5          (3)         --             --         --             --
Exercise of Common
  Stock Options........         --     --      139,000     --         138          --             --         --            138
Initial Public Offering
  of Common Stock......         --     --    3,910,000      4      42,764          --             --         --         42,768
Deferred compensation
  resulting from grant
  of options...........         --     --           --     --         150        (150)            --         --             --
Amortization of
  deferred
  compensation.........         --     --           --     --          --         119             --         --            119
Acquisition of
  Intraluminal Devices,
  Inc..................         --     --       93,000     --       1,400          --             --         --          1,400
Conversion of $750,000
  debt by Fukuda
  Denshi...............         --     --       62,000     --         750          --             --         --            750
Net loss...............         --     --           --     --          --          --         (4,624)        --         (4,624)
Unrealized gain on
  investments..........         --     --           --     --          --          --             --        170            170
                        ----------  -----   ----------    ---     -------       -----       --------       ----        -------
Balance at December 31,
  1996.................         --  $  --    9,004,000   $  9    $ 58,869      $ (376)     $ (11,049)     $ 170        $47,623
                        ==========  =====   ==========    ===     =======       =====       ========       ====        =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1994      1995       1996
                                                                   -------   -------   --------
Operating activities
Net loss.........................................................  $  (971)  $(2,874)  $ (4,624)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................       18        74        182
  Amortization of deferred compensation..........................       --        --        119
  Bad debt expense...............................................       --       249        221
  Charge for acquired in-process research and development........       --       488      1,400
Net changes in:
  Trade accounts receivable, net.................................     (662)     (639)    (1,372)
  Receivable from related parties................................     (125)      125         --
  Inventories....................................................      (14)     (704)    (2,145)
  Other assets...................................................       --      (135)      (671)
  Accounts payable and accrued expenses..........................      273     1,369        698
  Deferred distributor fee revenue...............................      (50)      (54)       (50)
                                                                     -----   -------    -------
Net cash used in operating activities............................   (1,531)   (2,101)    (6,242)
Investing activities:
  Purchase of available-for-sale securities......................       --        --    (25,563)
  Capital expenditures for furniture, fixtures and equipment.....      (35)     (443)      (940)
                                                                     -----   -------    -------
Net cash used in investing activities............................      (35)     (443)   (26,503)
Financing activities:
  Proceeds from issuance of convertible obligation...............       --       750         --
  Proceeds from sale of Common Stock.............................    2,500        --     42,768
  Proceeds from exercise of stock options........................       --        --        138
  Proceeds from sale of Preferred Stock to Parent................       --        --      8,000
  Payable to Parent, net.........................................    1,898       (17)    (2,537)
                                                                     -----   -------    -------
Net cash provided by financing activities........................    4,398       733     48,369
                                                                     -----   -------    -------
Net increase (decrease) in cash..................................    2,832    (1,811)    15,624
Cash and cash equivalents, beginning of period...................      547     3,379      1,568
                                                                     -----   -------    -------
Cash and cash equivalents, end of period.........................  $ 3,379   $ 1,568   $ 17,192
                                                                     =====   =======    =======
Supplemental disclosures of non-cash financing activities:
  Common stock issued upon the acquisition of Intraluminal
     Devices, Inc., Note 2.......................................       --        --   $  1,400
  Conversion of Debentures to Common Stock, Note 5...............       --        --        750

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

  Business and Basis of Presentation

     CardioVascular Dynamics, Inc. (the "Predecessor") was incorporated on March 16, 1992 in the State of California. The Predecessor, and its successor corporation discussed below, develops, manufactures and markets proprietary therapeutic catheters used to treat certain vascular diseases.

     In June 1992, EndoSonics Corporation ("EndoSonics") acquired a 40% preferred interest in the Predecessor. EndoSonics, a Delaware corporation, develops, manufactures, and markets intravascular ultrasound imaging systems and diagnostic, therapeutic and imaging catheters for the treatment of coronary and peripheral vascular disease.

     In June 1993, EndoSonics acquired all of the remaining Preferred and Common Stock of the Predecessor. The acquisition was accomplished through a merger between the Predecessor and EndoSonics Acquisition Corp., a wholly owned subsidiary of EndoSonics (which then changed its name to CardioVascular Dynamics, Inc.) (hereinafter referred to as "CVD" or the "Company").

     The acquisition by EndoSonics resulted in a new basis for the CVD assets and liabilities. Accordingly, the purchase price paid by EndoSonics has been allocated to the identifiable assets and liabilities, including in-process research and development, which was immediately expensed as no CVD products had received regulatory approval and the technology did not have identifiable alternative uses. The amount by which the purchase price exceeded the Predecessor's net book value has been reflected as paid-in capital in the accompanying financial statements. Pursuant to the terms of the original merger agreement, in June 1995 EndoSonics issued an additional 50,000 shares of its Common Stock to the former shareholders of the Predecessor. The fair market value of such shares of $488 has been reflected in the accompanying financial statements as an additional charge for acquired in-process technology.

     Subsequent to the acquisition, EndoSonics began performing certain services for CVD (see Note 4), including general management, accounting, cash management, and other administrative and engineering services. The amounts charged to CVD for such services have been determined based on proportional cost allocations and have been agreed to by the management of CVD and EndoSonics. In the opinion of CVD's management, the allocation methods used are reasonable. Such allocations, however, are not necessarily indicative of costs that would have been incurred had CVD continued to operate independent of EndoSonics. No formal agreement currently exists which specifies the nature of services to be provided by EndoSonics to CVD, or the charges for such services. Therefore, amounts are not necessarily indicative of the future charges to be incurred by CVD.

     In 1994 and 1996, the Board of Directors of CVD approved a 16,200-for-1 and a 2-for-1 Common Stock split, respectively, which have been reflected retroactively for all periods in the accompanying financial statements.

     On June 19, 1996, the Company closed its initial public offering (the "Offering") which consisted of 3,400,000 shares of Common Stock at $12.00 per share. On July 17, 1996, the Company's underwriters exercised their overallotment option to purchase an additional 510,000 shares of Common Stock at $12.00 per share. CVD received net offering proceeds from the sale of Common Stock of approximately $42.8 million after deducting underwriting discounts and commissions and other expenses of the Offering.

     In October 1996, CVD acquired 100% of the common stock of Intraluminal Device, Inc. ("IDI") in exchange for CVD common stock valued at $1.4 million. The acquisition was accomplished through the formation of IDI Acquisition, Inc., a wholly-owned subsidiary of CVD, and the merging of IDI into IDI Acquisition, Inc. (See Note 2).

                         CARDIOVASCULAR DYNAMICS, INC.

     The consolidated financial statements for December 31, 1996 include the accounts of the Company and its subsidiary. Intercompany transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents includes cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

  Marketable Securities Available-For-Sale

     The Company accounts for its investments pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

     The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are stated at fair value with unrealized gains and losses included in shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

  Inventories

     Inventories are comprised of raw materials, work-in-process and finished goods and are stated at the lower of cost, determined on an average cost basis, or market value.

  Property and Equipment

     Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives of the assets or the lease term. The estimated useful lives range from three to seven years.

  Long-Lived Assets

     In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the Company adopted this statement and determined that no impairment loss need be recognized for the applicable assets.

  Concentrations of Credit Risk and Significant Customers

     The Company maintains its cash and cash equivalents in deposit accounts and in pooled investment accounts administered by a major financial institution.

     The Company sells its products primarily to medical institutions and medical device distributors worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and

                         CARDIOVASCULAR DYNAMICS, INC.

generally does not require collateral from customers. Management believes that an adequate allowance for doubtful accounts has been provided.

     During 1994, 1995, and 1996 product sales to Fukuda Denshi Co., Ltd., ("Fukuda"), the Company's Japanese distributor (see Note 5), comprised 61%, 18% and 14% of total revenue. Accounts receivable from Fukuda represented 15% and 1% of net accounts receivable at December 31, 1995 and 1996, respectively.

     Product sales to Medtronic, Inc. ("Medtronic") accounted for 21% of total revenues during 1996. At December 31, 1996, 27% of accounts receivable were due from Medtronic. One other customer comprised 12% of revenues for the year ended December 31, 1995 and 14% of accounts receivable at December 31, 1995.

  Export Sales

     The Company had export sales by region as follows:

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                 1994      1995       1996
                                                                 ----     ------     ------
    Europe.....................................................  $255     $1,179     $1,614
    Japan......................................................   715        744      1,240
    Latin America..............................................    --        131        243
    Other......................................................    --         --        417
                                                                 ----     ------     ------
                                                                 $970     $2,054     $3,514
                                                                 ====     ======     ======

  Revenue Recognition and Warranty

     The Company recognizes revenue from the sale of its products when the goods are shipped to its customers. Reserves are provided for anticipated product returns and warranty expenses at the time of shipment. License fees are recognized on a contract with SCIMED Life Systems, Inc. ("SCIMED") when distribution rights to certain markets are made available to SCIMED for the sale of products based upon certain limited catheter technology. Contract revenues are recognized on contracts with SCIMED and Advanced Cardiovascular Systems, Inc. ("ACS") for transferring certain limited catheter technology based upon the Company's completion of (1) technical assistance to aid SCIMED in manufacturing the related products, and (2) research and development to develop the related products for ACS and SCIMED (See Note 3).

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly

                         CARDIOVASCULAR DYNAMICS, INC.

subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     In calculating pro forma information regarding net income and net income per share the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Company's common stock: risk-free interest rate of 6.0%; a dividend yield of 0%; volatility of the expected market price of the Company's common stock of 0.475; and a weighted-average expected life of the options of 3.5 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 1995 and 1996 follows:

                                                                        1995        1996
                                                                       -------     -------
              Pro forma net loss.....................................  $(2,905)    $(5,170)
              Pro forma net loss per share...........................    (0.65)      (0.72)

     Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

  Income Taxes

     From June 1993 until June 1996, the Company's results of operations have been included in consolidated tax returns filed by EndoSonics. There was no income tax provision for the consolidated tax group during the periods covered by these financial statements. All net operating loss and credit carryforwards and deferred tax assets and liabilities have been disclosed herein on a separate company basis for CVD.

  Net Loss Per Share

     Pro forma net loss per share is computed using the weighted average number of shares of Common Stock, convertible Preferred Stock (using the as-if-converted method) and Common Stock issuable upon conversion of the Convertible Obligation, outstanding. Common equivalent shares from stock options and warrants are not included as the effect is anti-dilutive, except that in accordance with Securities and Exchange Commission Staff Accounting Bulletins, common equivalents shares issued by the Company at prices substantially below the anticipated initial public offering price during the period beginning one year prior to the proposed public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price).

     For periods subsequent to the Company's initial public offering in June 1996, the Company's net loss per share has been calculated based on the weighted average number of common and dilutive common equivalent shares outstanding. Common Stock equivalents that are anti-dilutive are excluded from the calculation.

  Reclassifications

     To conform with the 1996 financial statement presentation, certain reclassifications have been made to the 1995 and 1994 financial statements.

                         CARDIOVASCULAR DYNAMICS, INC.

2. ACQUISITION OF INTRALUMINAL DEVICES, INC.

     On October 16, 1996, the Company acquired all of the outstanding shares of IDI in exchange for approximately 93,000 shares of CVD common stock valued at $1.4 million. The acquisition was accounted for using the purchase method of accounting. As the assets of IDI were patents for products still in their development stage, the purchase price and the associated costs of acquisition $0.7 million were expensed as acquired in-process research and development.

     The following table reflects unaudited pro forma combined results of operations of the Company and IDI on the basis that the acquisition had taken place and the related charge, noted above, was recorded at the beginning of 1996 as IDI operations were not material to the Company's operations prior to 1996:

                                                                          1996
                                                                         -------
            Revenues.................................................    $ 8,734
            Net loss.................................................     (4,820)
            Net loss per common share................................      (0.67)
            Shares used in computation...............................      7,214

     In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 1996 or of future operations of the combined companies under the ownership and management of the Company.

3. SCIMED LIFE SYSTEMS, INC.

     In September 1994, CVD and EndoSonics entered into a Stock Purchase and Technology License Agreement with SCIMED. SCIMED acquired a 19% interest in CVD in exchange for $2,500 in cash.

     CVD also granted SCIMED an exclusive license to certain patents in the cardiovascular field of use, which allows SCIMED to manufacture the Transport PTCA infusion catheter (the "Transport") developed by CVD in exchange for a $1,000 license fee that was paid in 1994. SCIMED will pay royalties to CVD on sales of the Transport and other products which use this patented technology. CVD retains rights to this technology and the associated patents for use outside of the cardiovascular field.

     During June 1995, the Company issued a warrant to SCIMED to purchase up to 80,000 shares of Series A Preferred Stock at an exercise price of $3.29 per share in exchange for a waiver of SCIMED's anti-dilution right. The warrant expires in September 1997.

     During May 1996, the Company agreed to issue an additional warrant to SCIMED to purchase up to 40,000 shares of Series A Preferred Stock at an exercise price of $3.29 per share in exchange for a waiver of SCIMED's anti-dilution right related to the shares to be issued under the 1996 Plan.

     SCIMED also paid CVD $220, $641 and $200 in 1994, 1995 and 1996, respectively, on a cost reimbursement basis to fund continuing development of the technology and for other support. Additionally, the Company recorded $43 in product sales to SCIMED during 1994 (none in 1995 or 1996).

4. RELATED PARTY TRANSACTIONS

     The following is a summary of significant transactions between CVD and
EndoSonics:

     - During 1994 and a portion of 1995, EndoSonics manufactured certain of the Company's catheter products at cost plus a mark-up of 30%. Total purchases from EndoSonics during 1994 and 1995 amounted to $843 and $172, respectively. In addition, during 1994 EndoSonics performed certain billing and collection services for CVD in return for a fee per invoice which aggregated to $10.

                         CARDIOVASCULAR DYNAMICS, INC.

     - Prior to the Company's initial public offering in June 1996, certain EndoSonics corporate expenses, primarily related to executive management time, accounting, cash management, and other administrative and engineering services, have been allocated to the Company. Total expenses allocated were $290, $340, and $156 for the years ended December 31, 1994, 1995 and 1996, respectively.

     No interest expense has been charged on the net payable due to EndoSonics. The following is an analysis of the payable to EndoSonics:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                               1994          1995       1996
                                                           ------------     ------     ------
    Beginning balance....................................     $  656        $2,554     $2,537
    Inventory purchases..................................        843           172         --
    Corporate cost allocations...........................        300           340        156
    Cash disbursements made by EndoSonics on behalf of
      CVD................................................      1,730           312         --
    Cash collections made by EndoSonics on behalf of
      CVD................................................       (318)         (700)        --
    Cash payments to EndoSonics..........................       (549)           --     (2,693)
    Cash disbursements made by CVD on behalf of
      EndoSonics and other...............................       (108)         (141)        --
                                                               -----        ------     ------
    Ending balance.......................................     $2,554        $2,537     $   --
                                                               =====        ======     ======
    Average balance during period........................     $1,750        $2,551     $1,974
                                                               =====        ======     ======

     In connection with the initial public offering, CVD and EndoSonics entered into a Tax Allocation Agreement that provides, among other things, for (i) the allocation of tax liabilities and adjustments thereto as between the business of the Company and other businesses conducted by EndoSonics and its affiliates related to periods in which the Company is includable in consolidated federal income tax returns filed by EndoSonics, (ii) the allocation of responsibility for filing tax returns and (iii) the conduct of and responsibility for taxes owed in connection with tax audits and various related matters.

     EndoSonics and CVD entered into a Stockholder Agreement providing that all transactions between the Company and EndoSonics or any affiliate of EndoSonics must be approved by a special committee of CVD's Board of Directors comprised of two directors who are not officers, directors, employees or affiliates of EndoSonics. The provisions of this agreement became effective upon the consummation of the initial public offering and will terminate on the earlier of seven years from the date of the agreement or on the date EndoSonics beneficially owns less than 25% of CVD's Common Stock.

(See Notes 5 and 11)

5. AGREEMENTS WITH FUKUDA

     The Company has executed a distribution agreement with Fukuda. The agreement provides Fukuda with exclusive distribution rights relative to certain of the Company's products in Japan for periods extending through May 1999, which may be extended at the option of the parties. Distribution fee revenue received from Fukuda are deferred and are being recognized as revenue over the initial periods covered by the respective agreements.

     In July 1995 and May 1996, the distribution agreement with Fukuda was amended. In exchange for the exclusive distribution rights to additional CVD products, the Company received $750 which converted into the right to receive 62,500 shares of Common Stock upon the consummation of the initial public offering. The Company has accounted for this as a convertible obligation payable as of December 31, 1995. In November, 1996, Fukuda exercised the conversion feature of said obligation. The Company recently informed Fukuda of its decision to terminate the existing distribution agreement and does not expect that any obligations will arise as a result of such termination. The Company expects that Fukuda will continue to distribute its products at

                         CARDIOVASCULAR DYNAMICS, INC.

least through 1997. The Company is currently negotiating with several distributors, including Fukuda, regarding a new distribution agreement for the Japanese market.

6. LICENSE AGREEMENTS

     In January 1995 the Company entered into a license agreement with ACS under which the Company acquired the exclusive worldwide rights to ACS' SmartNeedle technology. The Company assumed responsibility for manufacturing the product in 1996, subject to the payment of royalties. ACS was granted an option, which was exercised in February 1996, to obtain exclusive worldwide rights to certain CVD perfusion technology. In exchange for the perfusion technology, ACS is obligated to make milestone and minimum royalty payments to CVD, and also has certain obligations to develop and market the perfusion technology. An initial milestone of $150 was earned in the year ended December 31, 1996.

     The Company entered into a license agreement with EndoSonics pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to certain technology for use in the development and sale of certain products. In exchange, CVD received the non-exclusive, royalty-free right to utilize certain of EndoSonics' product regulatory filings to obtain regulatory approval of CVD products.

7. MARKETABLE SECURITIES AVAILABLE-FOR-SALE

     The Company's investments in debt securities are diversified among high credit quality securities in accordance with the Company's investment policy. The Company's investment portfolio is managed by a major financial institution. The following is a summary of investments in debt securities classified as current assets and available-for-sale at December 31, 1996:

                                                                        GROSS
                                                                      UNREALIZED
                                                                       HOLDING
                                                                       (LOSSES)
                                                             COST       GAINS        FAIR VALUE
                                                            -------   ----------     ----------
    U.S. Treasury and other agencies debt securities......  $10,000      $(19)        $  9,981
    Corporate debt securities.............................  $15,563       189           15,752
                                                            -------     -----          -------
                                                            $25,563      $170         $ 25,733
                                                            =======     =====          =======

All short-term investments at December 31, 1996 were due within one year.

8. INVENTORIES

     Inventories are stated at the lower of cost, determined on an average cost basis, or market value. Inventories consisted of the following:

                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                         1995          1996
                                                                     ------------     ------
    Raw materials..................................................      $162         $1,015
    Work in process................................................       330            510
    Finished goods.................................................       262          1,374
                                                                          ---           ----
                                                                         $754         $2,899
                                                                          ===           ====

                         CARDIOVASCULAR DYNAMICS, INC.

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                         1995          1996
                                                                     ------------     ------
    Accounts payable...............................................     $  962        $  750
    Accrued payroll and related expenses...........................        352         1,040
    Accrued warranty...............................................        113            29
    Other accrued expenses.........................................        257           563
                                                                          ----          ----
                                                                        $1,684        $2,382
                                                                          ====          ====

10. COMMITMENTS

  Operating Leases

     The Company leases its administrative, research and manufacturing facilities and certain equipment under long-term, noncancelable lease agreements that have been accounted for as operating leases. Certain of these leases include scheduled rent increases and renewal options as prescribed by the agreements.

     Future minimum payments by year under long-term, noncancellable operating leases were as follows as of December 31:

            1997........................................................  $  392
            1998........................................................     354
            1999........................................................     178
            2000........................................................      57
                                                                           -----
                                                                          $  981
                                                                           =====

     Rental expense charged to operations for all operating leases during the years ended December 31, 1994, 1995 and 1996, was approximately $60, $171 and $365, respectively.

11. STOCKHOLDERS' EQUITY

  Preferred Stock

     In February 1995, every two shares of the Company's outstanding Common Stock was exchanged for one share of Series A Preferred Stock with a liquidation preference of $6.58 per share. In March 1996, the Company issued 400,000 shares of Series B Preferred Stock to EndoSonics at $20.00 per share for aggregate proceeds of $8,000.

     The preferred stockholders converted their shares to common shares upon the consummation of the Company's initial public offering.

  Stock Option Plan

     In May 1996, the Company adopted the 1996, Stock Option/Stock Issuance Plan (the "1996 Plan") which is the successor to the Company's 1995 Stock option plan. Under the terms of the 1996 Plan eligible key employees, directors, and consultants can receive options to purchase shares of the Company's Common Stock at a price not less than 100% for incentive stock options and 85% for nonqualified stock options of the fair value on the date of grant, as determined by the Board of Directors. The Company has authorized 1,200,000 shares of Common Stock for issuance under the 1996 Plan. The options granted under the 1996 Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over a four

                         CARDIOVASCULAR DYNAMICS, INC.

year period. Shares underlying the exercise of unvested options are subject to various restrictions as to resale and right of repurchase by the Company which lapses over the vesting period.

                                                                 OPTION PRICE       NUMBER
                                                                  PER SHARE        OF SHARES
                                                               ----------------    ---------
    Balanced at January 1, 1994..............................                         --
    Granted..................................................             $1.00      464,000
    Exercised................................................                         --
    Forfeited................................................                         --
    Cancelled................................................                         --
                                                                ---------------    ---------
    Balanced at December 31, 1994............................             $1.00      464,000
    Granted..................................................   $1.00 to $ 1.50      493,000
    Exercised................................................                         --
    Forfeited................................................                         --
    Cancelled................................................                         --
                                                                ---------------    ---------
    Balanced at December 31, 1995............................   $1.00 to $ 1.50      957,000
    Granted..................................................   $2.50 to $13.25      319,000
    Exercised................................................   $1.00 to $ 1.50     (138,600)
    Forfeited................................................   $1.00 to $13.25      (18,875)
    Cancelled................................................                         --
                                                                ---------------    ---------
    Balance at December 31, 1996.............................   $1.00 to $13.25    1,118,525
                                                                ===============    =========

     The following table summarizes information regarding stock options outstanding at December 31, 1996.

                                     WEIGHTED-
                                      AVERAGE
                      NUMBER         REMAINING        WEIGHTED-          NUMBER          WEIGHTED-
   RANGE OF         OUTSTANDING     CONTRACTUAL        AVERAGE         EXERCISABLE        AVERAGE
EXERCISE PRICES     AT 12/31/96        LIFE         EXERCISE PRICE     AT 12/31/96     EXERCISE PRICE
---------------     -----------     -----------     --------------     -----------     --------------
$1.00 - $ 1.50          812,525       8.4               $ 1.21           253,525           $ 1.16
  2.50 - 13.25          306,000       9.8                12.11                 0               --
                            ---                                            -----
  1.00 - 13.25        1,118,525       8.8                 4.19           253,525             1.16
                            ===                                            =====

     No options had been exercised and 125,000 options were exercisable at December 31, 1995. As of December 31, 1996, 253,525 options were exercisable.

     The weighted-average grant-date fair value of options granted during 1995 and 1996, for options where the exercise price on the date of grant was equal to the stock price on that date, was $0.40 and $5.12, respectively. The weighted-average grant-date fair value of options granted during 1995 and 1996, for options where the exercise price on the date of grant was less than the stock price on that date, was $1.44 and $3.16, respectively.

     During 1995, the Company recorded deferred compensation of approximately $345 for financial reporting purposes to reflect the difference between the exercise price of certain options and the deemed fair value, for financial statement presentation purposes, of the Company's shares of Common Stock. An additional $150 of deferred compensation was recorded during the year ended December 31, 1996. Deferred compensation is being amortized over the vesting period of the related options. $119 of deferred compensation was amortized in the year ended December 31, 1996.

  Stock Purchase Plan

     Under the terms of the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), eligible employees can purchase Common Stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the applicable offering period. A total of 200,000 shares of Common Stock are reserved for issuance under the Purchase Plan.

                         CARDIOVASCULAR DYNAMICS, INC.

12. INCOME TAXES

 Significant components of the Company's deferred tax assets are as follows at
                                  December 31:

                                                           1995                  1996
                                                     -----------------     -----------------
                                                     FEDERAL     STATE     FEDERAL     STATE
                                                     -------     -----     -------     -----
    Net operating loss carryforward................  $ 1,322     $  60     $ 1,792     $  44
    Accrued expenses...............................       20         3         456        78
    Research and development credits...............       97        25         256       144
    Bad debt reserve...............................       63        11         132        23
    Depreciation...................................       --        --          52         9
    Inventory write-downs..........................       73        13          51         9
    Capitalized research and development...........       --       150          --       276
    Deferred revenue...............................       45         8          28         5
    Other..........................................       --        --          47        57
                                                     -------     -----     -------     -----
    Gross deferred tax assets......................    1,620       270       2,814       645
    Valuation allowance............................   (1,620)     (270)     (2,814)     (645)
    Total deferred tax assets......................       --        --          --        --
                                                     -------     -----     -------     -----
    Net deferred tax assets........................  $    --     $  --     $    --     $  --
                                                     =======     =====     =======     =====

     The valuation allowance increased by $1,569 and $1,072 in 1996 and 1995, respectively.

     The Company's effective tax rate differs from the statutory rate of 35% due to federal and state losses which were recorded without tax benefit.

     At December 31, 1996, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $5,120,000 and $740,000, respectively, which expire in the years 1997 through 2010. In addition, the Company has research and development tax credits for federal and state income tax purposes of approximately $256,000 and $144,000, respectively, which expire in the years 2008 through 2010.

     Because of the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss and research credit carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

13. EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) Plan for all employees 21 years of age or older with over 3 months of service. Under the 401(k) Plan, eligible employees voluntarily contribute to the Plan up to 15% of their salary through payroll deductions. Employer contributions may be made by the Company at its discretion based upon matching employee contributions, within limits, and profit sharing provided for in the Plan. No employer contributions were made in 1996 and 1995.

                         CARDIOVASCULAR DYNAMICS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1997            1996
                                                                       ---------     ------------
ASSETS
Current assets:
  Cash and equivalents...............................................   $16,971        $ 17,192
  Marketable securities..............................................    23,808          25,733
  Trade accounts receivable, net.....................................     2,734           2,268
  Inventories........................................................     3,899           2,899
  Other receivables..................................................       467             320
  Other current assets...............................................       170             162
                                                                       --------        --------
     Total current assets............................................    48,049          48,574
Property and equipment, net..........................................     1,311           1,182
Notes receivable from officers.......................................       425             325
Other assets.........................................................         6               3
                                                                       --------        --------
Total Assets.........................................................   $49,791        $ 50,084
                                                                       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses..............................   $   906        $    750
  Accrued payroll and related expenses...............................       961           1,040
  Other accrued expenses.............................................       577             592
  Deferred distributorship fee-current portion.......................        50              50
                                                                       --------        --------
     Total current liabilities.......................................     2,494           2,432
Deferred distributorship fee revenue.................................        17              29

STOCKHOLDER'S EQUITY

Convertible preferred stock, $.001 par value; 7,560,000 shares authorized,
  no shares issued and outstanding...................................        --              --
Common stock, $.001 par value; 30,000,000 authorized, 9,103,000 shares and 9,004,000 shares outstanding as of March 31, 1997 and
  December 31, 1996, respectively....................................         9               9
Additional paid-in capital...........................................    59,099          58,869
Preferred compensation...............................................      (345)           (376)
Accumulated deficit..................................................   (11,647)        (11,049)
Unrealized gains on investments......................................       164             170
                                                                       --------        --------
     Total stockholders' equity......................................    47,280          47,623
                                                                       --------        --------
Total Liabilities and Stockholders' Equity...........................   $49,791        $ 50,084
                                                                       ========        ========

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                            ------------------
                                                                             1997        1996
                                                                            -------     ------
Revenue:
  Sales...................................................................  $ 3,019     $1,783
  License fee and other from related party................................       --        100
  Contract................................................................       --        150
                                                                            -------     ------
Total revenue.............................................................    3,019      2,033
Cost of sales.............................................................    1,416        942
                                                                            -------     ------
Gross profit..............................................................    1,603      1,091
Operating expenses:
  Research, development and clinical......................................      993        627
  Marketing and sales.....................................................    1,350        577
  General and administrative..............................................      443        291
                                                                            -------     ------
Total operating expenses..................................................    2,786      1,495
                                                                            -------     ------
Loss from operations......................................................   (1,183)      (404)
Other income:
  Interest income.........................................................      572         11
  Distributorship fees and other income...................................       13         16
                                                                            -------     ------
          Total other income..............................................      585         27
                                                                            =======     ======
Net loss..................................................................  $  (598)    $ (377)
                                                                            =======     ======
Net loss per share (pro forma through June, 1996).........................  $ (0.07)    $(0.08)
                                                                            =======     ======
Shares used in the calculation of net loss per share (pro forma through
  June, 1996).............................................................    9,081      4,485
                                                                            =======     ======

                             See accompanying notes

                         CARDIOVASCULAR DYNAMICS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------   --------
Cash flows from operating activities:
  Net loss...............................................................  $   (598)  $   (377)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.......................................        72         45
     Amortization of deferred compensation...............................        31         26
     Bad debt expense....................................................        12         --
     Net changes in:
       Trade accounts receivable, net....................................      (478)      (467)
       Receivable from related parties...................................        --       (100)
       Inventories.......................................................    (1,000)         2
       Other assets......................................................      (256)       (15)
       Accounts payable and accrued expenses.............................        62         85
       Deferred distributor fee revenue..................................       (12)       (12)
                                                                           --------     ------
          Net cash used in operating activities..........................    (2,167)      (813)
Cash flows used in investing activities:
  Purchase of available-for-sale-securities..............................   (10,884)        --
  Proceeds from sales of available-for-sale securities...................    12,802         --
  Capital expenditures for property and equipment and other assets.......      (202)      (146)
                                                                           --------     ------
          Net cash used in investing activities..........................     1,716       (146)
Cash flows provided by financing activities:
  Proceeds from sale of common stock.....................................       136         --
  Proceeds from exercise of stock options................................        94         --
  Proceeds from sale of preferred stock to parent........................        --      8,000
  Payable to Parent, net.................................................        --         46
                                                                           --------     ------
          Net cash provided by financing activities......................       230      8,046
                                                                           --------     ------
Net increase (decrease) in cash and equivalents..........................      (221)     7,087
Cash and equivalents, beginning of period................................    17,192      1,568
                                                                           --------     ------
Cash and equivalents, end of period......................................  $ 16,971   $  8,655
                                                                           ========     ======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

1. BASIS OF PRESENTATION

     Cardiovascular Dynamics, Inc. ("CVD" or the "Company") designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

2. NET LOSS PER SHARE

     Pro forma net loss per share is computed using the weighted average number of shares of Common Stock, Preferred Stock (using the as-if-converted method) and Common Stock Issuable upon conversion of the Convertible Obligation, outstanding. Common equivalent shares from stock options and warrants are not included as the effect is anti-dilutive, except that in accordance with Securities and Exchange Commission Staff Accounting Bulletins, common equivalent shares issued by the Company at prices substantially below the anticipated initial public offering price during the period beginning one year prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price).

     For periods subsequent to the Company's initial public offering in June 1996, the Company's net loss per share has been calculated based on the weighted average number of common and dilutive common equivalent shares outstanding. Common stock equivalents that are anti-dilutive are excluded from the calculation.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to result in a change in earnings per share for the quarters ended March 31, 1997 and March 31, 1996 since the effect of stock options is anti-dilutive in the 1997 period and the 1996 period includes the effect of stock options calculated pursuant to requirements of the Securities and Exchange Commission for "cheap stock", which are not changed as a result of the issuance of Statement No. 128. The impact of Statement 128 on the calculation of fully diluted earnings per share for these quarters is not expected to be material.

3. INVENTORIES

     Inventories are stated at the lower of cost, determined on an average cost basis, or market value. Inventories consist of the following:

                                                            MARCH 31, 1997    DECEMBER 31, 1996
                                                            ---------------   ------------------
    Raw materials.........................................    $ 1,299,000         $1,015,000
    Work-in-process.......................................      1,204,000            510,000
    Finished goods........................................      1,396,000          1,374,000
                                                            ---------------   ------------------
                                                              $ 3,899,000         $2,899,000
                                                             ============     ==============

4. ACQUISITION OF INTRALUMINAL DEVICES, INC.

     On October 16, 1996, the Company acquired all of the outstanding shares of Intraluminal Devices, Inc. (IDI) in a transaction accounted for as a purchase for approximately 93,000 shares of the Company's common stock valued at $1.4 million. The entire purchase price was assigned to products in the development stage and, together with acquisition costs of $0.7 million, were expensed as acquired in-process research and development in the fourth quarter of 1996. Pro forma combined results of the Company and IDI for the quarter ended March 31, 1996, on the basis that the acquisition had taken place at the beginning of 1996, would have reported a pro forma net loss of $463,000 and pro forma net loss per share of $(0.10).

=======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     7
The Company............................    15
Use of Proceeds........................    15
Price Range of Common Stock............    16
Dividend Policy........................    16
Selected Financial Data................    17
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations........................    18
Business...............................    23
Management.............................    37
Certain Transactions...................    44
Principal and Selling Stockholders.....    47
Description of Capital Stock...........    49
Shares Eligible for Future Sale........    50
Plan of Distribution...................    51
Legal Matters..........................    52
Experts................................    52
Index to Financial Statements..........   F-1

            =======================================================

=======================================================
                                1,488,528 SHARES

                                 CARDIOVASCULAR
                                 DYNAMICS, INC.

                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                                 JUNE 13, 1997

            =======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

    SEC Registration fee......................................................  $  3,722
    Printing and engraving....................................................    30,000
    Legal fees and expenses...................................................    50,000
    Accounting fees and expenses..............................................    50,000
    Blue sky fees and expenses................................................     5,000
    Miscellaneous.............................................................     5,000
                                                                                --------
              Total...........................................................  $143,722*
                                                                                ========

* Certain of these expenses will be reimbursed by Endosonics Corporation pursuant to a Registration Rights Agreement.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors, a form of which is attached as
Exhibit 10.1, previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996, and incorporated herein by reference. The Indemnification Agreements provide the Registrant's directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since June 1993, the Registrant has issued and sold the following securities:

          1. On September 10, 1994, the Company issued and sold an aggregate of 380,000 shares of Common Stock (subsequently recapitalized into Series A Preferred Stock) to SCIMED for an aggregate purchase price of $2,500,000.

          2. On July 17, 1995, the Company issued a $750,000 convertible obligation to Fukuda, which converted into 62,500 shares of Common Stock at the consummation of the initial public offering.

          3. On June 30, 1995 and May 2, 1996, the Company issued warrants to SCIMED to purchase 40,000 shares of Series A Preferred Stock and 20,000 shares of Series A Preferred Stock, respectively, each at an exercise price of $6.58 per share. The warrants were issued in connection with the waiver of certain rights by SCIMED under the Stock Purchase and Technology License Agreement dated September 10, 1994, as amended on September 29, 1995.

          4. On March 29, 1996, the Company issued and sold an aggregate of 400,000 shares of Series B Preferred Stock to EndoSonics Corporation for an aggregate purchase price of $8,000,000.

          5. On October 16, 1996 and November 26, 1996, the Company issued an aggregate of 93,322 shares of Common Stock to the shareholders of Intraluminal Devices, Inc. ("IDI") in connection of the merger of IDI with and into a wholly owned subsidiary of the Company.

     The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

 EXHIBIT
   NO.                                         DESCRIPTION
----------  ---------------------------------------------------------------------------------
 1.1(1)     Form of Underwriting Agreement.
 2.1(3)     Agreement and Plan of Reorganization dated as of June 9, 1993 among EndoSonics
            Corporation ("EndoSonics"), EndoSonics Acquisition Corporation and CardioVascular
            Dynamics, Inc. ("CVD").
 2.2(3)     First Amendment dated as of June 30, 1993 to the Agreement and Plan of
            Reorganization among EndoSonics, EndoSonics Acquisition Corporation and CVD.
 2.3(5)     Agreement and Plan of Reorganization by and among CardioVascular Dynamics, Inc.,
            IDI Acquisition Corporation and Intraluminal Devices, Inc. ("IDI") dated as of
            October 2, 1996.
 3.1(3)     Certificate of Incorporation.
 3.2(3)     Amended Bylaws.
 4.1(1)     Specimen Certificate of Common Stock.
 5.1        Opinion of Brobeck, Phleger & Harrison LLP.
10.1(3)     Form of Indemnification Agreement to be entered into between the Registrant and its directors and officers.
10.2(3)     The Registrant's 1996 Stock Option Plan and forms of agreements thereunder.
10.3(3)     The Registrant's Employee Stock Purchase Plan and forms of agreement thereunder.
10.4(3)     Series A Supplemental Stock Purchase Agreement dated June 5, 1992, by and between the Company and CVD.
10.5(3)     Stock Purchase Option Agreement dated June 5, 1992, by and between EndoSonics and
            CVD.
10.6(3)*    Japanese Distribution Agreement dated May 28, 1993, as amended on October 27,
            1994 and July 17, 1995, (the "Japanese Distribution Agreements") by and between
            CVD and Fukuda Denshi Co., Ltd. ("Fukuda")
10.7(3)*    Stock Purchase and Technology License Agreement dated September 10, 1994, as amended on September 29, 1995, by and among EndoSonics, CVD and SCIMED Life
            Systems, Inc. ("SCIMED").
10.8(3)     Waiver and Grant of Warrant dated June 30, 1995 by and between SCIMED, CVD and
            Endosonics.
10.9(3)*    License Agreement dated January 15, 1995 by and between CVD and Advanced
            CardioVascular Systems, Inc. ("ACS").
10.10(3)*   License Agreement dated March 4, 1996 by and between CVD and ACS.
10.11(3)    Series B Stock Purchase Agreement dated March 29, 1996 by and between CVD and
            EndoSonics.
10.12(3)    License Agreement dated December 22, 1995 by and between CVD and EndoSonics.
10.13(1)    Form of Stockholder Agreement with EndoSonics.
10.14(1)    Form of Tax Allocation Agreement with EndoSonics.
10.15(3)    Industrial Lease dated February 23, 1995 by and between the Irvine Company and
            CVD.
10.16(1)    Waiver and Grant of Warrant dated May 2, 1996 by and between SCIMED, CVD and
            EndoSonics.
10.17(2)    Amendment to Japanese Distribution Agreements dated May 13, 1996 by and between
            CVD and Fukuda.
10.18(4)*   Supply Agreement dated July 15, 1996 by and between CVD and Medtronic, Inc.

 EXHIBIT
   NO.                                         DESCRIPTION
----------  ---------------------------------------------------------------------------------
10.19(4)*   OEM Agreement dated July 15, 1996 by and between CVD and Medtronic, Inc.
10.20(7)    License Agreement dated as of May 16, 1997 by and between CVD and EndoSonics.
10.21(7)    Registration Rights Agreement dated May 14, 1997 by and between CVD and
            EndoSonics.
11.1(1)     Computation of Earnings Per Share.
23.1        Consent of Ernst & Young LLP, Independent Auditors.
23.2        Consent of Brobeck, Phleger & Harrison LLP (Reference is made to Exhibit 5.1).
24.1        Power of Attorney (Reference is made to page II-6).

---------------
  * Confidential treatment requested.

(1) Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 10, 1996.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 1996.

(3) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996.

(4) Previously filed as an exhibit to the Company's report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 1996.

(5) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 12, 1996.

(6) Previously filed as an exhibit to the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 26, 1997.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission on June 13, 1997.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II--Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 13th day of June, 1997.

                                          CARDIOVASCULAR DYNAMICS, INC.

                                          By:       /s/ DANA P. NICKELL
                                            ------------------------------------
                                                      Dana P. Nickell
                                                Vice President, Finance and
                                                       Administration,
                                                Chief Financial Officer and
                                                          Secretary
                                            (Principal Financial and Accounting
                                                           Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Henson and Dana P. Nickell, and each of them, with full power to act without the other, such person's true and lawful attorney's-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney's-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                       DATE
------------------------------------------   -------------------------------   ------------------

          /s/ MICHAEL R. HENSON              President, Chief Executive             June 13, 1997
------------------------------------------     Officer (Principal Executive
           (Michael R. Henson)                 Officer) and Chairman

           /s/ DANA P. NICKELL               Vice President, Finance and            June 13, 1997
------------------------------------------     Administration, Chief
            (Dana P. Nickell)                  Financial Officer and
                                               Secretary (Principal
                                               Financial and Accounting
                                               Officer)

                                             Director
------------------------------------------
            (William G. Davis)

            /s/ MITCHELL DANN                Director                               June 13, 1997
------------------------------------------
             (Mitchell Dann)

                                             Director
------------------------------------------
          (Gerard von Hoffmann)

          /s/ EDWARD M. LEONARD              Director and Assistant                 June 13, 1997
------------------------------------------     Secretary
           (Edward M. Leonard)

                         CARDIOVASCULAR DYNAMICS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                   COLUMN C
                                                             ---------------------
                                                 COLUMN B          ADDITIONS                       COLUMN E
                                                ----------   ---------------------                ----------
                   COLUMN A                     BALANCE AT   CHARGES TO   CHARGED     COLUMN D    BALANCE AT
----------------------------------------------  BEGINNING     COST AND    TO OTHER   ----------     END OF
                 DESCRIPTION                    OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS     PERIOD
----------------------------------------------  ----------   ----------   --------   ----------   ----------
Year ended December 31, 1996
  Allowance for doubtful accounts.............     $180         $221        $ --        $(24)        $377
  Accrued warranty expenses...................     $113         $ --        $ --        $(84)        $ 29

Year ended December 31, 1995
  Allowance for doubtful accounts.............     $ 85         $ 95        $ --        $ --         $180
  Accrued warranty expenses...................     $ 20         $ 93        $ --        $ --         $113

Year ended December 31, 1994
  Allowance for doubtful accounts.............     $ --         $ 85        $ --        $ --         $ 85
  Accrued warranty expenses...................     $ --         $ 20        $ --        $ --         $ 20


                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                    EXHIBITS                                     PAGE
-----------  ----------------------------------------------------------------------  ------------
 1.1(1)      Form of Underwriting Agreement........................................
 2.1(3)      Agreement and Plan of Reorganization dated as of June 9, 1993 among
             EndoSonics Corporation ("EndoSonics"), EndoSonics Acquisition
             Corporation and CardioVascular Dynamics, Inc. ("CVD").................
 2.2(3)      First Amendment dated as of June 30, 1993 to the Agreement and Plan of
             Reorganization among EndoSonics, EndoSonics Acquisition Corporation and CVD...............................................................
 2.3(5)      Agreement and Plan of Reorganization by and among CardioVascular
             Dynamics, Inc., IDI Acquisition Corporation and Intraluminal Devices,
             Inc. ("IDI") dated as of October 2, 1996..............................
 3.1(3)      Certificate of Incorporation..........................................
 3.2(3)      Amended Bylaws........................................................
 4.1(1)      Specimen Certificate of Common Stock..................................
 5.1         Opinion of Brobeck, Phleger & Harrison LLP............................
10.1(3)      Form of Indemnification Agreement to be entered into between the
             Registrant and its directors and officers.............................
10.2(3)      The Registrant's 1996 Stock Option Plan and forms of agreements thereunder............................................................
10.3(3)      The Registrant's Employee Stock Purchase Plan and forms of agreement thereunder............................................................
10.4(3)      Series A Supplemental Stock Purchase Agreement dated June 5, 1992, by and between the Company and CVD.......................................
10.5(3)      Stock Purchase Option Agreement dated June 5, 1992, by and between
             EndoSonics and CVD....................................................
10.6(3)*     Japanese Distribution Agreement dated May 28, 1993, as amended on
             October 27, 1994 and July 17, 1995, (the "Japanese Distribution
             Agreements") by and between CVD and Fukuda Denshi Co., Ltd.
             ("Fukuda")............................................................
10.7(3)*     Stock Purchase and Technology License Agreement dated September 10,
             1994, as amended on September 29, 1995, by and among EndoSonics, CVD and SCIMED Life Systems, Inc. ("SCIMED")..............................
10.8(3)      Waiver and Grant of Warrant dated June 30, 1995 by and between SCIMED,
             CVD and EndoSonics....................................................
10.9(3)*     License Agreement dated January 15, 1995 by and between CVD and
             Advanced CardioVascular Systems, Inc. ("ACS").........................
10.10(3)*    License Agreement dated March 4, 1996 by and between CVD and ACS......
10.11(3)     Series B Stock Purchase Agreement dated March 29, 1996 by and between
             CVD and EndoSonics....................................................
10.12(3)     License Agreement dated December 22, 1995 by and between CVD and
             EndoSonics............................................................
10.13(1)     Form of Stockholder Agreement with EndoSonics.........................
10.14(1)     Form of Tax Allocation Agreement with EndoSonics......................
10.15(3)     Industrial Lease dated February 23, 1995 by and between the Irvine
             Company and CVD.......................................................
10.16(1)     Waiver and Grant of Warrant dated May 2, 1996 by and between SCIMED,
             CVD and Endosonics....................................................
10.17(2)     Amendment to Japanese Distribution Agreements dated May 13, 1996 by and between CVD and Fukuda............................................

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                    EXHIBITS                                     PAGE
-----------  ----------------------------------------------------------------------  ------------
10.18(4)*    Supply Agreement dated July 15, 1996 by and between CVD and Medtronic,
             Inc...................................................................
10.19(4)*    OEM Agreement dated July 15, 1996 by and between CVD and Medtronic,
             Inc...................................................................
10.20(7)     License Agreement dated as of May 16, 1997 by and between CVD and
             EndoSonics............................................................
10.21(7)     Registration Rights Agreement dated May 14, 1997 by and between CVD and EndoSonics........................................................
11.1(1)      Computation of Earnings Per Share.....................................
23.1         Consent of Ernst & Young LLP, Independent Auditors....................
23.2         Consent of Brobeck, Phleger & Harrison LLP (Reference is made to
             Exhibit 5.1)..........................................................
24.1         Power of Attorney (Reference is made to page II-6)....................

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*   Confidential treatment requested.

(1) Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 10, 1996.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 1996.

(3) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996.

(4) Previously filed as an exhibit to the Company's report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 1996.

(5) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 12, 1996.

(6) Previously filed as an exhibit to the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 26, 1997.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission on June 13, 1997.